UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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OLD DOMINION FREIGHT LINE, INC.

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OLD DOMINION FREIGHT LINE, INC.

500 Old Dominion Way

Thomasville, North Carolina 27360

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Old Dominion Freight Line, Inc. (the “Company”) will be held Wednesday, May 28, 2008, at 10:00 a.m. Eastern Daylight Time, in the Company's executive offices, 500 Old Dominion Way, Thomasville, North Carolina 27360, for the following purposes:

1.	To elect nine directors to the Company’s Board of Directors for one-year terms and until their successors have been elected and qualified or until their death, resignation, removal or disqualification or until there is a decrease in the number of directors.

2.	To approve the material terms of the Old Dominion Freight Line, Inc. Performance Incentive Plan.

3.	To amend the Old Dominion Freight Line, Inc. Amended and Restated Bylaws to increase the maximum number of directors who may serve on our Board of Directors from nine to twelve.

4.	To transact such other business as may be brought before the meeting.

Shareholders of record at the close of business on April 1, 2008, are entitled to notice of and to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on May 28, 2008:

The Notice of Annual Meeting of Shareholders, Proxy Statement and 2007 Annual Report to Shareholders are available on our corporate website at www.odfl.com/company/proxy.shtml.

By Order of the Board of Directors

Joel B. McCarty, Jr.
Secretary

Thomasville, North Carolina

April 22, 2008

If you do not intend to be present at the meeting, please sign, date and return the accompanying proxy promptly so that your shares of

Common Stock may be represented and voted at the Annual Meeting.

A return envelope is enclosed for your convenience.

OLD DOMINION FREIGHT LINE, INC.

Executive Offices: 500 Old Dominion Way

Thomasville, North Carolina 27360

PROXY STATEMENT

This proxy statement is being sent to shareholders on or about April 22, 2008, in connection with the solicitation of proxies by and on behalf of the Board of Directors of Old Dominion Freight Line, Inc. (the "Company", “we”, “us” or “our”) for use at the Annual Meeting of Shareholders to be held at the Company’s executive offices on Wednesday, May 28, 2008, at 10:00 a.m. Eastern Daylight Time, and at any adjournment thereof (the “Annual Meeting”). If you need directions to our executive offices so that you can attend the Annual Meeting and vote in person, please contact our Corporate Secretary at (336) 889-5000.

GENERAL

The accompanying proxy is solicited by and on behalf of our Board of Directors, and the entire cost of such solicitation will be borne by us. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals, and we will reimburse them for their reasonable expenses in so doing.

The accompanying proxy is for use at the meeting if a shareholder either will be unable to attend in person or will attend but wishes to vote by proxy. Shares may be voted by completing the enclosed proxy card and mailing it in the postage-paid envelope provided. “Registered holders” who have shares registered in the owner’s name through the Company’s transfer agent may vote by returning a completed proxy card in the enclosed postage-paid envelope. For shares held in “street name,” that is, shares held in the name of a brokerage firm, bank or other nominee, a voting instruction form should be received from that institution by mail in lieu of a proxy card. The voting instruction form should indicate whether the institution has a process for beneficial holders to vote over the Internet or by telephone. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions online program. This program provides eligible shareholders who receive a paper copy of the proxy statement the opportunity to vote over the Internet or by telephone. The Broadridge Internet and telephone voting facilities will close at 11:59 p.m. Eastern Daylight Time on Tuesday, May 27, 2008. The Broadridge Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. If the voting instruction form does not reference Internet or telephone information, or if the shareholder prefers to vote by mail, please complete and return the paper voting instruction form in the self-addressed, postage-paid envelope provided.

The Board of Directors has fixed April 1, 2008, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On April 1, 2008, there were 37,284,675 outstanding shares of common stock of the Company, each entitled to one vote. The presence in person or by proxy of a majority of the shares of common stock outstanding on the record date constitutes a quorum for purposes of conducting business at the Annual Meeting. Shareholders do not have cumulative voting rights in the election of directors.

Brokers that are members of the New York Stock Exchange, Inc. (the “NYSE”) and that hold shares of the Company’s common stock in street name for beneficial owners have authority to vote on certain items when they have not received instructions from beneficial owners. Under the rules of the NYSE, the proposal to elect directors is considered a “discretionary” item. This means that brokers may vote in their discretion on this proposal on behalf of beneficial owners who have not furnished voting instructions. In contrast, certain items are considered “non-discretionary,” and a “broker non-vote” occurs when brokers do not receive voting instructions from beneficial owners with respect to such items. The proposals to approve the material terms of the Old Dominion Freight Line, Inc. Performance Incentive Plan and to amend the Old Dominion Freight Line, Inc. Amended and Restated Bylaws to increase the maximum number of directors who may serve on the Board are “non-discretionary” items, which means that brokers that have not received voting instructions from beneficial owners with respect to these matters may not vote on these proposals.

Assuming the existence of a quorum, the persons receiving a plurality of the votes cast by the shares entitled to vote will be elected as directors. With respect to this proposal, votes may be cast in favor or withheld. The proposals to approve the material terms of the Old Dominion Freight Line, Inc. Performance Incentive Plan and to amend the Old Dominion Freight Line, Inc. Amended and Restated Bylaws to increase the maximum number of directors who may serve on the Board will be approved if the votes cast in favor of each respective proposal exceed the votes cast against it. Abstentions, shares that are withheld as to voting with respect to nominees for director and broker non-votes will be counted for determining the existence of a quorum, but will not be counted as a vote in favor of or against the proposals and, therefore, will have no effect on the outcome of the vote for any of the proposals presented at the meeting.

Where a choice is specified on any proxy as to the vote on any matter to come before the Annual Meeting, the proxy will be voted in accordance with such specification. If no specification is made but the proxy is properly signed, the shares represented thereby will be voted in favor of each proposal. Any shareholder submitting the accompanying proxy has the right to revoke it by notifying the Secretary of the Company in writing at any time prior to the voting of the proxy. A proxy is suspended if the person giving the proxy attends the Annual Meeting and elects to vote in person.

Management is not aware of any matters, other than those specified above, that will be presented for action at the Annual Meeting. If any other matters do properly come before the Annual Meeting, the persons named as agents in the proxy will vote upon such matters in accordance with their best judgment.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of our common stock, $0.10 par value, the only class of voting security, as of April 1, 2008, or such other date as indicated in the footnotes to the table, for (i) each person known by us to own beneficially more than five percent of our common stock; (ii) each director; (iii) each director nominee; (iv) each executive officer; and (v) all current directors, director nominees and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated, the address of all listed shareholders is c/o Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, NC 27360.

Name of Beneficial Owner	Shares Beneficially Owned (1)		Percent
Fidelity Management & Research Company 82 Devonshire Street Boston, MA 02109	5,592,701	(2)	15.0%
John B. Yowell	2,364,137	(3)	6.3%
Audrey L. Congdon	2,364,137	(3)	6.3%
Earl E. Congdon	2,259,355	(4)	6.0%
John R. Congdon 7511 Whitepine Road Richmond, VA 23237	2,101,899	(5)	5.6%
Jeffrey W. Congdon 7511 Whitepine Road Richmond, VA 23237	2,047,714	(6)	5.4%
Wasatch Advisors, Inc. 150 Social Hall Avenue Salt Lake City, UT 48111	1,920,016	(7)	5.1%
John R. Congdon, Jr. 7511 Whitepine Road Richmond, VA 23237	1,856,898	(8)	4.9%
David S. Congdon	1,735,166	(9)	4.6%
John A. Ebeling	21,225		*
J. Wes Frye	15,920	(10)	*
Joel B. McCarty, Jr.	7,962	(11)	*
J. Paul Breitbach	6,925		*
Franz F. Holscher	3,375		*
Robert G. Culp, III	1,675	(12)	*
John D. Kasarda	—		—
D. Michael Wray	—		—
All Directors, Director Nominees and Executive Officers as a Group (13 persons)	9,628,379	(13)	25.8%

*	Less than 1%.

(1)	Except as indicated in the footnotes to this table and under applicable community property laws, each shareholder named has sole voting and dispositive power with respect to the shares set forth opposite the shareholder’s name.

(2)

Information was obtained from a Schedule 13G filed on February 14, 2008 with the SEC by FMR LLC. Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 5,416,263 shares or 14.527% of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (collectively, the “Funds”). Edward C. Johnson 3d, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, and the Funds each has sole power to dispose of the 5,416,263 shares owned by the Fidelity Funds. Neither Mr. Johnson nor FMR LLC has sole power to vote or direct the voting of the shares owned directly by Fidelity Funds, as that power resides with the Funds’ Board of Trustees. An additional 176,438 shares of our common stock are beneficially owned by Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over these shares and has voting power, or power to direct the voting, of 157,071 of these shares.

(3)	Includes (i) 66,016 shares owned of record by John B. Yowell; (ii) 17,290 shares owned in John B. Yowell’s 401(k) retirement plan; (iii) 5,953 shares owned of record by Audrey L. Congdon, John B. Yowell’s spouse; (iv) 169,579 shares held by John B. Yowell as trustee of the Audrey L. Congdon Irrevocable Trust #1, dated December 1, 1992; (v) 549,668 shares held by Audrey L. Congdon as trustee of the Audrey L. Congdon Revocable Trust, dated March 27, 1992; (vi) 37,527 shares held by Audrey L. Congdon as trustee of the Audrey Lee Congdon Revocable Trust, dated February 17, 2005; (vii) 100,000 shares held by Audrey L. Congdon as trustee of the Audrey L. Congdon March 2008 Grantor Retained Annuity Trust; (viii) 206,136 shares held by Audrey L. Congdon as custodian for minor children; (ix) 36,911 shares held by Audrey L. Congdon as trustee of an irrevocable trust, dated December 18, 1998, f/b/o Megan Yowell; (x) 36,911 shares held by the Audrey L. Congdon as trustee of an irrevocable trust, dated December 18, 1998, f/b/o Seth Yowell; (xi) 31,389 shares beneficially owned by the Audrey L. Congdon Irrevocable Trust #2, dated May 28, 2004; and (xii) 287,101 shares held by Audrey L. Congdon through shared voting and investment rights as co-trustee of the Earl E. Congdon 2003 GRAT Remainder Trust. Also includes (i) 52,311 shares held by Audrey L. Congdon as trustee of the Karen C. Pigman Grantor Retained Annuity Trust; (ii) 38,764 shares held by Audrey L. Congdon as trustee of the Karen C. Pigman 2006 Grantor Retained Annuity Trust; (iii) 400,000 shares held by Audrey L. Congdon as trustee of the Karen C. Pigman 2007 Grantor Retained Annuity Trust; (iv) 80,000 shares held by Audrey L. Congdon as trustee of the Karen C. Pigman March 2008 Grantor Retained Annuity Trust; (v) 82,861 shares held by Audrey L. Condgon as trustee of the Melissa Penley Trust #1; (vi) 82,860 shares held by Audrey L. Congdon as trustee of the Matthew Penley Trust #1; and (vii) 82,860 shares held by Audrey L. Congdon as trustee of the Mark Penley Trust #1, with respect to all of which John B. Yowell disclaims beneficial ownership.

(4)	Includes (i) 990,375 shares owned of record by the named shareholder; (ii) 21,721 shares owned in the named shareholder’s 401(k) retirement plan; (iii) 350,589 shares as trustee and grantor of the Earl E. Congdon Granter Retained Annuity Trust 2005; (iv) 140,625 shares held through shared voting and investment rights as grantor of the 1998 Earl E. Congdon Family Trust; and (v) 121,319 shares as trustee of the Earl E. Congdon Revocable Trust. Also includes (i) 347,625 shares owned beneficially by the shareholder’s spouse as trustee of the Kathryn W. Congdon Trust – 1990; and (ii) 287,101 shares beneficially owned by the Earl E. Congdon 2003 GRAT Remainder Trust, with respect to each of which Earl E. Congdon disclaims beneficial ownership.

(5)	Includes (i) 1,949,242 shares held as trustee of the John R. Congdon Revocable Trust; (ii) 140,625 shares held through shared voting and investment rights as trustee of the 1998 Earl E. Congdon Family Trust; and (iii) 12,032 shares owned by the shareholder’s spouse as trustee of the Natalie Congdon Revocable Trust, with respect to which John R. Congdon disclaims beneficial ownership.

(6)

Includes (i) 718,847 shares held as trustee of the Jeffrey W. Congdon Revocable Trust; (ii) 219,618 shares held as trustee of the John R. Congdon Trust for Michael Davis Congdon; (iii) 216,706 shares held as trustee of the John R. Congdon Trust for Peter Whitefield Congdon; (iv) 219,617 shares held as trustee of the John R. Congdon Trust for Mary Evelyn Congdon; (v) 226,648 shares held through shared voting and investment rights as co-trustee of the John R. Congdon Trust for Hunter Andrew Terry; (vi) 219,630 shares held through shared voting and investment rights as co-trustee of the John

R. Congdon Trust for Nathaniel Everett Terry; and (vii) 226,648 shares held through shared voting and investment rights as co-trustee of the John R. Congdon Trust for Kathryn Lawson Terry.

(7)	Information was obtained from a Schedule 13G filed on February 14, 2008 with the SEC by Wasatch Advisors, Inc. (“Wasatch”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Through sole voting and dispositive power, Wasatch is the beneficial owner of 1,920,016 shares of our common stock.

(8)	Includes (i) 715,084 shares held as trustee of the John R. Congdon, Jr. Revocable Trust; (ii) 234,360 shares held as trustee of the John R. Congdon Trust for Jeffrey Whitefield Congdon, Jr.; (iii) 234,528 shares held as trustee of the John R. Congdon Trust for Mark Ross Congdon; (iv) 226,648 shares held through shared voting and investment rights as co-trustee of the John R. Congdon Trust for Hunter Andrew Terry; (v) 219,630 shares held through shared voting and investment rights as co-trustee of the John R. Congdon Trust for Nathaniel Everett Terry; and (vi) 226,648 shares held through shared voting and investment rights as co-trustee of the John R. Congdon Trust for Kathryn Lawson Terry.

(9)	Includes (i) 29,578 shares owned of record by the named shareholder; (ii) 17,237 shares owned in the named shareholder’s 401(k) retirement plan; (iii) 507,190 shares held as trustee of the David S. Congdon Revocable Trust, dated December 3, 1991; (iv) 100,000 shares held as trustee of the David S. Congdon March 2008 Grantor Retained Annuity Trust; (v) 309,204 shares held as custodian for minor children of the shareholder; (vi) 36,911 shares held as trustee of an Irrevocable Trust, dated December 18, 1998, f/b/o Marilyn Congdon; (vii) 36,911 shares held as trustee of an Irrevocable Trust, dated December 18, 1998, f/b/o Kathryn Congdon; (viii) 36,911 shares held as trustee of an Irrevocable Trust, dated December 18, 1998, f/b/o Ashlyn Congdon; (ix) 31,389 shares held as trustee under the Audrey L. Congdon Irrevocable Trust #2, dated May 28, 2004; (x) 287,101 shares held through shared voting and investment rights as co-trustee of the Earl E. Congdon 2003 GRAT Remainder Trust; (xi) 277,534 shares held through shared voting and investment rights with the shareholder’s spouse as trustee under the David S. Congdon Irrevocable Trust #1, dated December 1, 1992; (xii) 24,700 shares held through shared voting and investment rights with shareholder’s spouse as trustee under the David S. Congdon Irrevocable Trust #2, dated November 18, 1999; and (xiii) 40,500 shares owned by the shareholder’s spouse.

(10)	Includes (i) 8,348 shares owned of record by the named shareholder; (ii) 7,235 shares owned in the named shareholder’s 401(k) retirement plan; and (iii) 337 shares owned by the named shareholder’s spouse.

(11)	Includes (i) 7,362 shares owned of record by the named shareholder; (ii) 500 shares owned by the named shareholder’s daughter; and (iii) 100 shares by the named shareholder’s daughter as custodian for minor children.

(12)	Consists of 1,675 shares owned by the named shareholder’s spouse.

(13)	The group total for all current Directors, Director Nominees and Executive Officers includes 746,216 shares that have shared voting power between individuals within the group. These shares are counted only once in the total for the group.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Bylaws currently provide that the number of directors shall be not less than five nor more than nine. The Governance and Nomination Committee of our Board of Directors has determined that the number of directors should remain at nine in 2008. Unless authority is withheld, it is intended that proxies received in response to this solicitation will be voted in favor of the nominees. In accordance with its charter and our Corporate Governance Guidelines, the Governance and Nomination Committee has recommended, and the entire Board of Directors has approved, the nine individuals named below to serve as directors until the next Annual Meeting and until their successors have been elected and qualified or until their death, resignation, removal or disqualification or until there is a decrease in the number of directors. The age and a brief biographical description of each director nominee are set forth below. This information and certain information regarding beneficial ownership of securities by such nominees contained in this proxy statement has been furnished to us by the nominees or obtained from filings with the SEC. All of the nominees have consented to serve as directors if elected.

Franz F. Holscher, who currently serves as a director and member of the Compensation Committee, is not standing for re-election to the Board of Directors in 2008. Mr. Holscher, a retired Chairman and Executive of Thurston Motor Lines, Inc., has served as a director since 1991. The Company and its Board would like to thank Mr. Holscher for his 17 years of service to the Company and are grateful for his wisdom and guidance during his tenure on the Board.

Nominees for election as directors are:

Earl E. Congdon (77) joined us in 1949 and has served as a director since 1952. He also served as our Chairman of the Board of Directors and Chief Executive Officer from 1985 through 2007. In October 2007, the Board of Directors appointed Mr. Congdon to the office of Executive Chairman of the Board of Directors, effective January 1, 2008. He is a son of E. E. Congdon, one of our founders, the brother of John R. Congdon, the father of David S. Congdon and the father-in-law of John B. Yowell.

David S. Congdon (51) was appointed President and Chief Executive Officer effective January 1, 2008. Mr. Congdon served as our President and Chief Operating Officer from May 1997 to December 2007 and in various positions in operations, maintenance and engineering between 1978 and 1997. He became a director in 1998 and is the son of Earl E. Congdon.

John R. Congdon (75) joined us in 1951 and is currently a Senior Vice President. He has served as Vice Chairman of the Board of Directors since 1985 and as a director since 1955. He is also the Chairman of the Board of Directors of Old Dominion Truck Leasing, Inc., a North Carolina corporation that is primarily engaged in the full-service leasing of tractors, trailers and other equipment. He is a son of E. E. Congdon, one of our founders, the brother of Earl E. Congdon and the father of John R. Congdon, Jr.

J. Paul Breitbach (70) was elected a director in 2003 and also serves as a director of The Shepard Street Funds, Inc. From November 1992 to his retirement in January 2002, Mr. Breitbach was employed by Krispy Kreme Doughnuts, Inc., where he held Executive Vice President positions in Finance and Administration as well as Support Operations.

John R. Congdon, Jr. (51) was elected a director in 1998. He currently serves as the Vice Chairman of the Board of Directors of Old Dominion Truck Leasing, Inc., where he has been employed since May 1979. He is the son of John R. Congdon.

Robert G. Culp, III (61) was elected a director in 2003 and also serves on the Board of Directors of Stanley Furniture Company, Inc. Mr. Culp is the Chairman of the Board of Directors of Culp, Inc., a High Point, North Carolina-based producer of upholstery and mattress fabrics, which he co-founded in 1972.

John A. Ebeling (70) was elected a director in 1985. He formerly served as Vice Chairman of our Board of Directors from May 1997 to May 1999 and as President and Chief Operating Officer from August

1985 to May 1997. Mr. Ebeling was previously employed by ANR Freight Systems from 1978 to 1985, holding the positions of Chairman and Chief Executive Officer.

John D. Kasarda, Ph.D. (62) was appointed a director in January 2008 by the Board of Directors and was originally recommended to our Corporate Governance and Nomination Committee by a non-executive director. Dr. Kasarda is the Kenan Distinguished Professor of Entrepreneurship and has served as the Director of the Kenan Institute of Private Enterprise at the University of North Carolina at Chapel Hill since 1990. Dr. Kasarda has been employed by this university since 1977.

D. Michael Wray (47) was recommended to our Corporate Governance and Nomination Committee by a non-executive director and is the President of Riverside Brick & Supply Company, Inc., a distributor of masonry materials in central Virginia. Mr. Wray has served in that position since 1998 and was formerly its Vice President and General Manager from 1996 to 1998. From 1992 to 1995, Mr. Wray was employed by Ruff Hewn, Inc., an apparel designer and manufacturer, where he held positions including Vice President, Chief Financial Officer and Treasurer, and Controller. Mr. Wray also served as a Certified Public Accountant with Price Waterhouse from 1985 to 1992.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES IDENTIFIED ABOVE.

EXECUTIVE OFFICERS

The following provides certain information concerning the executive officers of the Company who are not directors:

John B. Yowell (56) has served as Executive Vice President and Chief Operating Officer since January 2008. From May 1997 to December 2007, Mr. Yowell served as Executive Vice President. He has also held senior positions in a number of functional areas within the Company since joining us in February 1983, including Corporate Services, Operations and Information Technology. He is a son-in-law of Earl E. Congdon.

J. Wes Frye (60) has served as Senior Vice President – Finance since May 1997. He has also served as Chief Financial Officer and Treasurer since joining us in February 1985 and has held the position of Assistant Secretary since December 1987. Mr. Frye is a Certified Public Accountant.

Joel B. McCarty, Jr. (70) was appointed Senior Vice President in May 1997 and has served as General Counsel and Secretary since joining us in June 1987. He was formerly the Assistant General Counsel of McLean Trucking Company and was in private law practice prior to 1985.

CORPORATE GOVERNANCE

Independent Directors

In accordance with the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), the Company’s Board of Directors must consist of a majority of independent directors, as determined in accordance with NASDAQ Rule 4200(a)(15). The Board has determined that Messrs. Breitbach, Culp, Ebeling, Holscher and Kasarda (collectively, the “independent directors”) and new director nominee D. Michael Wray are independent. W. Chester Evans, III, who resigned in October 2007, was also determined to be independent for the period of time he served as director in 2007. The Board performed a review to determine the independence of its members and made a subjective determination as to each of these independent directors that no transactions, relationships or arrangements exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of Old Dominion Freight Line, Inc. In making these determinations, the Board reviewed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. Additionally, the Board considered John A. Ebeling’s former employment with the Company and determined that such former employment did not impair or otherwise affect Mr. Ebeling’s status as an independent director. The Company’s Corporate Governance Guidelines direct the independent directors of the Board to meet in executive session at least twice each year. Shareholders may communicate with the independent directors by following the procedures set forth in “Shareholder Communications with the Board” in this proxy statement.

Attendance and Committees of the Board

Pursuant to the Company’s Corporate Governance Guidelines, directors are expected to attend the Annual Meeting and all meetings of the Board, including all meetings of Board committees of which they are members. All directors were present at the previous Annual Meeting that was held on May 21, 2007. Our Board of Directors held five meetings and one telephonic meeting during 2007. The Board of Directors has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee and the Governance and Nomination Committee. Each member of the Audit Committee, the Compensation Committee and the Governance and Nomination Committee is independent as defined under current NASDAQ listing standards. All incumbent directors attended at least 75% of the aggregate meetings held by the Board and its committees in 2007.

Executive Committee

The Executive Committee consists of Earl E. Congdon (Chairman), John R. Congdon and David S. Congdon. The Executive Committee is empowered to act between meetings of the Board of Directors with powers of the full Board, to the extent permitted by our bylaws and applicable law. This committee did not meet in 2007.

Audit Committee

The Audit Committee, which is a separately-designated standing Audit Committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, consists of J. Paul Breitbach (Chairman), John A. Ebeling and Robert G. Culp, III, each of whom the Board of Directors has determined is independent pursuant to applicable SEC rules and regulations and NASDAQ listing standards. The Board of Directors has determined that all Audit Committee members are financially literate and that Mr. Breitbach qualifies as “audit committee financial expert” as defined by applicable SEC rules. Please refer to the experience described for each of these members under “Proposal 1 - Election of Directors” in this proxy statement. The Audit Committee is governed by a written charter approved by the Board of Directors, which is available on our website at http://www.odfl.com/company/corpGovernance.shtml. Information regarding the functions performed by this committee is set forth in the “Report of Audit Committee”, which is included in this proxy statement. The Audit Committee met five times in 2007 and, in addition, held eight telephonic meetings. The eight telephonic meetings of the Audit Committee included, among other things, a telephonic meeting after each quarterly period to discuss with both management and our independent registered public accounting firm, Ernst & Young LLP, the quarterly financial results to be included in the Company’s earnings release.

Compensation Committee

Our Compensation Committee consists of Robert G. Culp, III (Chairman) and Franz F. Holscher, each of whom the Board of Directors has determined to be independent pursuant to NASDAQ listing standards. Committee members are nominated annually by the Governance and Nomination Committee and approved by our Board of Directors to serve for one-year terms. In October 2007, Mr. Culp was nominated and the Board of Directors approved him to serve as Chairman of the Compensation Committee. Prior to Mr. Culp being appointed to and elected Chairman of this committee, W. Chester Evans, III, served as Chairman of the Compensation Committee until his resignation in October 2007.

The Compensation Committee is responsible for reviewing the components of our compensation plans for our officers, including an evaluation of the components of compensation, the standards of performance measurements and the relationship between performance and compensation. Subsequent to this review and by majority vote, the committee recommends to the Board for final approval any and all changes it considers appropriate to each individual executive officer’s compensation and our compensation programs to maintain alignment with our overall compensation philosophy. Please refer to the “Report of Compensation Committee” and the compensation philosophy and actions taken in 2007 described in the “Compensation Discussion and Analysis” section of this proxy statement for further discussion, including the role of executive officers in determining or recommending the amount or form of executive and director compensation. The Compensation Committee also reviews and evaluates the fees paid to members of our Board of Directors.

The Compensation Committee has established and maintains a formal written charter, which has been approved by the Board of Directors and is published on the Company’s website at http://www.odfl.com/company/corpGovernance.shtml. The committee annually reviews this charter to reassess its adequacy and recommends any proposed changes to the Board of Directors for approval. The committee meets periodically and is authorized to obtain opinions or reports from external or internal sources, to the extent required to fulfill its responsibilities. To assist the committee in its 2007 review of the components of our compensation plans for our officers, including an evaluation of the components of compensation, the standards of performance measurements and the relationship between performance and compensation, the Committee engaged Hay Group, Inc., an independent executive compensation consulting firm, in March 2007. The compensation consultant has not performed any additional consulting services for the Company outside this engagement. The Compensation Committee met six times and held four telephonic meetings in 2007. In accordance with its charter, the Committee may delegate authority to one or more members of the Committee as deemed necessary to fulfill its responsibilities; however, no authority was delegated in 2007.

Governance and Nomination Committee

The Governance and Nomination Committee consists of John A. Ebeling (Chairman) and J. Paul Breitbach, each of whom the Board of Directors has determined is independent pursuant to NASDAQ listing standards. Upon the resignation of W. Chester Evans III in October 2007, then a member of this committee, Mr. Ebeling was nominated and the Board of Directors appointed him to serve as Chairman. This committee makes recommendations concerning the size and composition of the Board of Directors, evaluates and recommends candidates for election as directors (including nominees recommended by shareholders), coordinates the orientation and educational requirements of new and existing directors, develops and implements the Company’s corporate governance policies and assesses the effectiveness of the Board of Directors and its committees. The charter for this committee is available on our website at http://www.odfl.com/Company/corpGovernance.shtml. The Governance and Nomination Committee met four times in 2007.

Corporate Governance Guidelines

The Board has adopted written Corporate Governance Guidelines, which provide the framework for fulfillment of the Board’s duties and responsibilities in light of the best practices in corporate governance and applicable laws and regulations. The Corporate Governance Guidelines address a number of matters applicable to directors, including director qualification standards, meeting requirements and responsibilities of the Board and its committees. The Corporate Governance Guidelines are available on our website at http://www.odfl.com/company/corpGovernance.shtml.

Code of Business Conduct

We have adopted a Code of Business Conduct that applies to all of our directors, officers (including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and any person performing similar functions) and employees. Our Code of Business Conduct is available on our website at http://www.odfl.com/company/corpGovernance.shtml. Any waivers or substantive amendments to our Code of Business Conduct applicable to the Company’s directors or executive officers will be disclosed and filed with the SEC on a Form 8-K. Any waiver or substantive amendment of the Code of Business Conduct for directors or executive officers may be made only by the Board or a Board committee.

Shareholder Communications with the Board

Any shareholder desiring to contact the Board or any individual director serving on the Board may do so by written communication mailed to: Board of Directors (Attention: (name of director(s), as applicable)), care of the Corporate Secretary, Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360. Any communication so received will be processed by the Corporate Secretary and be promptly delivered to each member of the Board, or, as appropriate, to the member(s) of the Board named in the communication.

Director Nominations

In evaluating prospective nominees, the Governance and Nomination Committee considers the criteria outlined in our Corporate Governance Guidelines, which include, but are not limited to, high personal and professional ethics and values; relevant educational and business experience; willingness to devote the time required to evaluate the effectiveness of management; and a commitment to represent the best interests of the Company and its shareholders. After this evaluation process is concluded, the Governance and Nomination Committee selects and submits nominees to the Board of Directors for further consideration and approval.

The Governance and Nomination Committee will consider qualified director nominees recommended by shareholders when such recommendations are submitted in accordance with our bylaws and policies regarding director nominations. Shareholders may submit in writing the names and qualifications of potential director nominees to the Secretary of the Company (500 Old Dominion Way, Thomasville, North Carolina 27360) for delivery to the Chairman of the Governance and Nomination Committee for consideration. When submitting a nomination to the Company for consideration, a shareholder must provide the following minimum information for each director nominee: full name, address, age, principal occupation during the past five years, current directorships on publicly held companies and investment companies, number of Company shares owned, if any, and a signed statement by the nominee consenting to serve as a director if elected. Shareholder nominations for director must also be made in a timely manner and otherwise in accordance with the Company’s bylaws, as described in more detail in Article 3, Section 6 of the Company’s bylaws. If the Governance and Nomination Committee receives a director nomination from a shareholder or group of shareholders who (individually or in the aggregate) have beneficially owned greater than 5% of the Company’s outstanding stock for at least one year as of the date of such recommendation, the Company, to the extent required by applicable securities law, will identify the candidate and shareholder or group of shareholders recommending the candidate and will disclose in its proxy statement whether the Governance and Nomination Committee chose to nominate the candidate, as well as certain other information required by SEC rules and regulations.

In addition to potential director nominees submitted by shareholders, the Governance and Nomination Committee considers candidates submitted by directors, as well as self-nominations by directors, and, from time to time, it may consider candidates submitted by a third-party search firm hired for the purpose of identifying director candidates. The Governance and Nomination Committee investigates potential director candidates and their individual qualifications, and all such candidates, including those submitted by shareholders, are similarly evaluated by the Governance and Nomination Committee using the board membership criteria described above.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted a written policy that requires advance approval of all audit services, audit-related services, tax services and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and permissible non-audit services. Unless the specific service has been pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to pre-approve permitted services under $20,000 provided that the Chairman reports any decisions to all members of the Audit Committee at the earliest convenience. In the event the Chairman is unavailable, the remaining members must unanimously approve the request for permitted services, not to exceed $20,000, and notify the Chairman at the earliest convenience.

Policy for Accounting Complaints

The Audit Committee of the Board of Directors has established procedures for (i) the receipt, retention and processing of complaints related to accounting, internal accounting controls and auditing matters and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters, in compliance with section 301 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and related SEC rules and regulations. The Audit Committee has contracted with a third party to provide a toll-free telephone service that is staffed 24 hours a day, seven days a week. This service documents the complaint, assigns a reference number to the complaint for tracking purposes and forwards that information, through email, to the Audit Committee Chairman and the Director of Internal Audit. In the event the complaint concerns an internal audit matter, only the Audit Committee Chairman is notified. The Audit Committee Chairman, using whatever resources are required, investigates the complaint and initiates corrective action when appropriate. The identity of the caller and the details of the complaint remain anonymous throughout this process. The Company periodically tests this process to ensure that complaints are handled in accordance with these procedures.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Culp (Chairman) and Holscher, each of whom also served as a member of the Compensation Committee during 2007. Mr. Evans, who resigned as a director in October 2007, served as the Chairman of our Compensation Committee during 2007 prior to his resignation. None of the current members of the Compensation Committee or Mr. Evans has ever served as an officer or employee of the Company or had any relationship during the year ended December 31, 2007 that would be required to be disclosed pursuant to the SEC’s Item 404 of Regulation S-K. No interlocking relationships exist between the Company’s current Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires certain of our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and shareholders are required by the SEC regulations to furnish us with copies of all such reports that they file. Based solely on a review of copies of the reports filed with the SEC since January 1, 2007 and on representations by certain officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the reports required to be filed in 2007 on a timely basis, except for John R. Congdon, who failed to file a timely Form 4 for his spouse’s purchase of 500 shares at $12.33 per share on June 5, 1995. After adjusting for three-for-two stock splits occurring on June 4, 2003, May 20, 2004 and November 30, 2005, the total shares acquired in this purchase transaction totaled 1,687 shares.

REPORT OF AUDIT COMMITTEE

The Audit Committee oversees our financial reporting, internal controls and audit functions on behalf of the Board of Directors and operates under a written charter adopted on April 24, 2000, which is reviewed on an annual basis and most recently revised on January 29, 2007. The charter is available on the Company’s website at http://www.odfl.com/company/corpGovernance.shtml. The Audit Committee is comprised solely of independent directors as defined by SEC rules and regulations and NASDAQ listing standards. The Chairman of the Audit Committee is designated as an “audit committee financial expert” as defined by SEC rules and regulations. The Chairman reports the Audit Committee’s actions and deliberations to the Board at quarterly scheduled Board meetings.

During the fiscal year ended December 31, 2007, the Audit Committee fulfilled its duties and responsibilities as outlined in the charter. Among its actions, the Audit Committee:

•

reviewed and discussed the Company’s quarterly earnings press releases and the quarterly financial statements filed on Forms 10-Q with the SEC, with management and the Company’s independent registered public accounting firm, Ernst & Young LLP;

•	reviewed with management, the internal auditor and Ernst & Young LLP the audit scope and plan for the audit of the fiscal year ended December 31, 2007; and

•

met with each of the internal auditor and Ernst & Young LLP, outside the presence of management, to discuss, among other things, the Company’s financial disclosures, accounting policies and principles and internal controls.

In fulfilling its oversight responsibilities, the Audit Committee also reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of those financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

During the course of 2007, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee was kept apprised of the progress of the documentation, testing and evaluation and provided oversight and advice to management during the process. The Audit Committee reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K relating to its audit of (i) the financial statements and financial statement schedule; and (ii) the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee reviewed with the independent registered public accounting firm its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T, “Communication with Audit Committees” and PCAOB Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting that is Integrated with an Audit of Financial Statements”. In addition, the Audit Committee has discussed with Ernst & Young LLP their independence from management and the Company and has received the written disclosures and the letter from Ernst & Young LLP required by the Independence Standards Board Standard No. 1, as amended and as adopted by the PCAOB in Rule 3600T, “Independence Discussions with Audit Committees”. The Audit Committee has also considered the compatibility of the provision of non-audit services with Ernst & Young LLP’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Old Dominion Freight Line, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

The Audit Committee,

J. Paul Breitbach, Chairman
Robert G. Culp, III
John A. Ebeling

COMPENSATION DISCUSSION AND ANALYSIS

Overview

As in past years, we structured our 2007 executive compensation program to tie a significant portion of current cash compensation to corporate performance. We did this primarily through our Executive Profit Sharing Incentive Plan (the “XPS Plan”), which provides for monthly payouts to the participants (including the “named executive officers” identified in the Summary Compensation Table on page 24 of this proxy statement) of a specified percentage of our monthly pre-tax income. The XPS Plan can produce higher-than-market cash compensation during periods of high profitability, including periods when our period-over-period performance has declined. Conversely, the XPS Plan can contribute to lower-than-market cash compensation during periods of low profitability, including periods when our period-over-period performance has improved. We believe the XPS Plan has been instrumental in motivating our named executive officers and other participating officers to achieve and sustain superior profitability in our industry.

We believe long-term incentives are also necessary to reward loyalty and the creation of shareholder value. Accordingly, our compensation program provides for awards under our Phantom Stock Plan, described below, that have vesting and continued service requirements and are linked to the value of our common stock. Other long-term components consist primarily of deferral of short-term cash compensation into our Non-qualified Deferred Compensation Plan and contributions to our 401(k) plan, which also are described in more detail below. Nevertheless, benefits paid under the long-term components of our executive compensation program historically have been relatively underweighted in relation to short-term cash compensation as described above.

With the assistance of its independent consultant (Hay Group, Inc.), other independent directors, our Executive Chairman and our Chief Executive Officer, the Compensation Committee in 2007 reexamined several aspects of the program we have been using to compensate our officers for many years. As a result of this reexamination, the Compensation Committee reconfirmed the objectives of our executive compensation program and our commitment to pay-for-performance. The Compensation Committee analyzed the mix and levels of base pay, short-term incentives and long-term incentives. It was determined that our base pay was generally below market, while our performance incentives, paid through our XPS Plan, were generally above market. As a result, the Compensation Committee modified the mix of compensation to generally provide slightly higher base salaries and slightly lower performance incentives, effective in January 2008. In addition, a new, though modest, performance threshold for the XPS Plan was established for 2008. Finally, the Compensation Committee reconsidered our reliance on short-term compensation as a means of compensating our executive officers and adopted certain changes for 2008 that are designed to increase the importance of the long-term component of our executive compensation program.

Objectives of Our Executive Compensation Programs

The primary objectives of our executive compensation programs are to:

•	motivate and reward our executives to increase earnings;

•	provide the opportunity for a high level of compensation for superior corporate performance as a means to increase long-term shareholder value; and

•	promote and foster an environment of cooperation and “team spirit”.

The secondary objectives of our executive compensation programs are to:

•	attract and retain talented, knowledgeable and experienced executives, who are critical to our success in the highly competitive less-than-truckload (“LTL”) segment of the transportation industry;

•	retain our executives so they can add further value in current and future roles by providing long-term incentives that reward loyalty and longevity; and

•	retain our executives by providing compensation protection from a change in ownership.

Role of Compensation Committee and Independent Directors

The Compensation Committee, which is made up entirely of independent directors, has primary authority to recommend to the Board the adoption of and changes to our executive compensation plans, and it approves the compensation paid to our named executive officers. The Compensation Committee’s chairman at the beginning of the year was W. Chester Evans, III, who resigned from the Board on October 15, 2007. He was succeeded as chairman by Robert G. Culp, III, who along with Franz Holscher comprised the Compensation Committee following Mr. Evans’ resignation. J. Paul Breitbach and John A. Ebeling, the remaining independent directors on the Board, participated in regular meetings of the Compensation Committee that occurred after Mr. Evans’ resignation. In addition, during 2007 the independent directors, including members of the Compensation Committee, met twice in executive session for the express purpose of discussing executive compensation matters.

The Compensation Committee has authority to hire outside advisors and experts, including compensation consultants, to assist it. In early 2007, the Compensation Committee engaged Hay Group, Inc. (“Hay Group”) to provide market-based compensation data from the trucking industry and a broad general industry, provide information on best practices concerning executive compensation design and highlight the current environment surrounding executive compensation. The Compensation Committee’s engagement of Hay Group followed an interview process, led by the Chairman of the Compensation Committee, involving several executive compensation consultants.

Earl Congdon (our Executive Chairman and formerly our Chief Executive Officer) and David Congdon (our President and Chief Executive Officer) have a significant role in the compensation-setting process. The most significant aspects of this role are:

•	evaluating employee performance;

•	establishing business performance targets and objectives; and

•	recommending salary levels and equity or non-equity based awards, as appropriate.

Neither Earl E. Congdon nor David S. Congdon participates in any deliberations by the Compensation Committee regarding his individual performance, salary level, XPS Plan payments or other compensation that may be granted to him.

The Compensation Committee’s Use of Benchmarking and Related Data

The Compensation Committee did not specifically consult benchmarking data in making compensation decisions for 2007. However, the Compensation Committee had used benchmarking data provided by AON, which the Compensation Committee hired as a consultant in 2003, in connection with 2004 and 2005 compensation decisions. The overall structure of our compensation did not change markedly in 2006 and, thus, the data provided by AON in 2003 indirectly affected the Compensation Committee’s 2007 recommendations.

As noted above, the Compensation Committee engaged Hay Group in 2007. During the course of the engagement Hay Group provided benchmarking data to help the Compensation Committee evaluate short-term cash compensation (salaries and XPS Plan distributions) and other direct compensation (Phantom Stock Plan awards) paid to our named executive officers and recommended changes in our executive compensation program. The Compensation Committee did not adopt all of Hay Group’s recommendations, and some of the changes recommended by the Compensation Committee (discussed below) reflect alterations in the recommendations of Hay Group.

Hay Group analyzed our historical executive compensation data together with data as of December 31, 2006 (except as otherwise noted below) from 12 other publicly-held companies in the trucking segment of the transportation industry. This peer group of 13 companies, including us, consists of nine carriers that operate in the truckload segment of the industry or are specialized carriers and four LTL carriers:

Truckload and Specialized Carriers	Less-Than-Truckload Carriers
Covenant Transport, Inc.	Arkansas Best Corporation
Frozen Food Express Industries, Inc.	Con-Way, Inc.
J.B. Hunt Transport Services, Inc.	Old Dominion Freight Line, Inc.
Knight Transportation, Inc.	Saia, Inc.
Landstar System, Inc.
Marten Transport, Ltd.
Quality Distribution, Inc.
US Xpress Enterprises, Inc.
Werner Enterprises, Inc.

Our 2006 revenue of $1.3 billion placed us slightly above the median of $1.2 billion for our peer group. Six companies in the peer group were substantially smaller ($519 million to $875 million), five companies were substantially larger ($1.9 billion to $4.2 billion) and one company was approximately our size. We were significantly above the median based on a number of other size metrics, including assets (147%), employees (150%) and market cap at June 29, 2007 (164%). We were also significantly above the median for several performance metrics, including earnings before interest and taxes (“EBIT”) (157%), EBIT as a percent of sales (147%) and net income (114%). Our price-earnings ratio at July 26, 2007 was slightly below the median, as the truckload and specialized carriers generally trade at higher price-earnings multiples than LTL carriers. However, we had the highest price-earnings ratio of the LTL carriers in our peer group.

The Hay Group data led the Compensation Committee to reach several conclusions:

•

The base salaries of our named executive officers were generally low for our peer group, ranging from 49% to 131% of the median. The salaries for four of our 2006 named executive officers were below the median.

•

Cash payments through the XPS Plan for our named executive officers as a percentage of base salaries were significantly higher than their peer position median, ranging from 154% to 545% compared to the peer position median of 32% to 47%.

•

Long-term incentives for our named executive officers were considerably lower than their peer position median. In 2006, our long-term incentives ranged between 19% and 20% of base salary compared to the peer position median range of 69% to 89% of base salary.

Below we summarize our Compensation Committee’s evaluation of our executive compensation program in 2007 and discuss and analyze changes in the program impacting 2008 compensation.

Our Assessment of our 2006 Compensation Program

Based on the data provided by Hay Group, the Compensation Committee analyzed the primary components of our executive compensation program, as summarized below.

Base Salaries and XPS Plan Payments. As noted above, Hay Group’s data showed that the salaries we pay to our named executive officers are generally below those of our peers, but that the XPS Plan provides for cash incentive payments significantly above cash incentive payments made by the peer group. As a result, the total cash paid to our named executive officers in 2006 ranged between 119% and 253% of the 75th percentile for cash compensation paid by our peer group.

Our emphasis on current cash compensation described above is attributable to the unique features of our XPS Plan, which we have used for over 45 years and is deeply ingrained in our culture. This plan, together with aspects of our overall compensation structure, distinguish us from our peers that have more traditional cash incentive plans. First, payouts under the plan – a specified percentage of pre-tax income – are made monthly based on our pre-tax income for the previous month. Second, the combination of relatively low salaries and XPS Plan payments means that a substantial component of our executives’ cash compensation is at risk – that is, our failure to generate significant pre-tax profit would severely impact our executives’ current cash income. Finally, due to our lack of emphasis on traditional long-term compensation plans, we have encouraged our executives to rely on their current cash compensation, and especially payouts under the XPS Plan, to create wealth, fund retirement and address other long-term needs. We believe these elements of our XPS Plan and compensation structure have created a highly motivated management team that is focused, daily, on improving our performance and creating long-term value for our shareholders.

We believe that our performance relative to our peers validates the focus of our executive compensation program on current cash income. According to Hay Group data, we were at or near the top of our peer group in several important categories: Our one-year and three-year compound annual growth rates for revenue and EBIT were between the 92nd and 100th percentile, and our EBIT margin was at the 87th percentile. Though not reflected in the Hay Group data, for several years we have focused our efforts on reducing our operating expenses as a percentage of revenues, or operating ratio. These efforts contributed to an improvement in our operating ratio for 21 consecutive quarters beginning with the fourth quarter of 2001 and continuing through December 31, 2006. Reflecting the general slowdown in the economy in 2007, our operating ratio increased 90 basis points to 90.7% in 2007 compared to 89.8% in 2006. Nevertheless, ours was the lowest operating ratio among the LTL carriers in our peer group, whose operating ratios increased an average of 220 basis points in 2007 compared to 2006. Moreover, our stock price increased 175% between December 31, 2002 and December 31, 2007, while the stock price of the LTL carriers in our peer group varied between a decrease of 16% and an increase 34% over the same period. We believe operating performance comparisons against the LTL carriers in our peer group are more meaningful because LTL carriers generally compete for similar freight and have similar operating characteristics.

Based on the Hay Group data, we performed slightly above the peer group median in total shareholder return and return on average assets and were slightly below the peer group median in return on investment. Typically, truckload carriers do not require the same level of capital expenditures for a service center network as LTL carriers, which generally results in a more favorable return on investment comparison. Further, the rapid expansion of our service center network has required significantly greater capital expenditures compared to our peers, which in turn has lowered each of our return metrics. However, these capital expenditures have generated revenue and EBIT growth that has significantly exceeded the peer group median. The Hay Group data also shows that we pay our named executive officers more cash compensation, as a percentage of EBIT, than a majority of the other members of our peer group. Based on 2006 data, our cash compensation/EBIT margin was 5.0%, ranking us fourth out of 12 in the peer group (Hay Group excluded one of the members of the peer group because it had only three named executive officers). However, we believe our overall performance relative to our peers justifies, and in a significant way is attributable to, this investment in our senior management.

Long-Term Compensation Components. The Compensation Committee focused primarily on the Phantom Stock Plan component in connection with its evaluation in 2007 of the long-term components of our executive compensation program. The Compensation Committee noted that most of our peer group companies rely on stock option and restricted stock plans as long-term components of their compensation programs. We use the Phantom Stock Plan instead. Like stock option or restricted stock plans, the value of awards under this plan depends on the price and/or appreciation in the price of our stock price, but the awards are settled in cash. As a result, our named executive officers are motivated to enhance shareholder value through increases in our stock price, but awards under the plan are non-dilutive.

As noted above, the Hay Group data suggested that our long-term incentives for our named executive officers were considerably lower than their peer position median, ranging in 2006 between 19% and 20% of base salary compared to the peer position median range of 69% to 89% of base salary.

Changes to Executive Compensation Program for 2008. The Compensation Committee engaged in extensive discussion with senior management regarding the Hay Group data, including meetings in which all of the Board’s independent directors participated. These discussions and meetings led the Compensation Committee and senior management to recognize that although our executive compensation plan was a significant factor in our historical profitability, it would be in our best interests to make changes in the program as follows:

•

Move in the direction of a more traditional allocation between base salaries and “at risk” cash payments by increasing base salaries and reducing XPS Plan payments as a percentage of total cash compensation, while preserving our basic principle that a significant percentage of total cash compensation should be tied to corporate performance. To this end, the Compensation Committee recommended the repositioning of base salaries of our named executive officers around the 50th percentile of the general industry for companies with $1.0 billion or more in revenues (based on data provided by Hay Group). It also recommended a reduction in XPS Plan payments as a percentage of total cash compensation for our named executive officers to offset the increase in base salaries.

•

Establish a performance threshold for the receipt of payments under the XPS Plan. Following discussions with senior management, the Compensation Committee proposed a requirement that our pre-tax profit margin (pre-tax profit as a percent of revenue) must exceed 2%, after including the impact of any potential XPS Plan payments, in order for participants to receive XPS Plan payments. Although this is a modest performance threshold and is not expected to impact payments in the foreseeable future, any significant deterioration in our pre-tax profit margin would also significantly reduce XPS Plan payments received by participants. The Compensation Committee will revisit the performance threshold annually in connection with its evaluation of our executive compensation program.

•

Begin to make the Phantom Stock Plan a more meaningful element of long-term incentive compensation. To do this, the Compensation Committee recommended the establishment of a minimum award of phantom stock equal to 20% of base salaries without tying the award to a performance threshold. Awards in excess of 20% of base salary would continue to be subject to our meeting the performance thresholds already in effect. (When we adopted this plan in 2005 we provided that participants were eligible to earn an award ranging from 20% to 50% of their base salary, depending on our operating ratio for the year. We had to achieve an operating ratio of 90.99% for participants to receive the minimum award. The maximum award would be earned if our operating ratio was below 88.0%.)

The Board adopted and we are implementing for 2008 all of the above changes that the Compensation Committee recommended.

The following discusses each of the components of our executive compensation program and the decisions the Compensation Committee made in connection with 2007 and, where appropriate, 2008 compensation.

Annual Base Salary

Since the 2003 AON study, we have increased the base salaries of our named executive officers annually for an inflationary factor and, in many instances, a modest incremental adjustment for our overall growth and financial performance.

We determined that the average 2007 increase for annual base salaries for all officers, including our named executive officers, should be approximately 3.0%. This average increase consisted of an inflationary adjustment of approximately 1.4% and an additional discretionary increase of up to 4.1%, depending upon the executive’s responsibility and individual performance. As a result, our named executive officers received aggregate increases in their annual base salaries for fiscal 2007 ranging from 1.4% to 5.5%, with an overall average of 2.6% for the group.

On October 29, 2007, our Board of Directors designated or appointed the following individuals to new management positions, effective January 1, 2008:

Named Executive Officer	New Position	Former Position
Earl E. Congdon	Executive Chairman of the Board of Directors	Chairman of the Board of Directors; Chief Executive Officer

David S. Congdon	President; Chief Executive Officer	President; Chief Operating Officer

John B. Yowell	Executive Vice President; Chief Operating Officer	Executive Vice President

As indicated above, we decided to move in the direction of a more traditional allocation between base salaries and at risk cash payments by increasing base salaries (through the repositioning of base salaries around the 50th percentile of companies with more than $1 billion in revenue as described above) and reducing XPS Plan payments as a percentage of total cash compensation. The adjustments for Earl E. Congdon, David S. Congdon and John B. Yowell also reflect changes in their responsibilities effective January 1, 2008, as described above. In addition, the repositioning of base salaries referred to above resulted in a reduction in the salary for John R. Congdon. The following table reflects the rebalancing of base salaries effective on January 4, 2008:

Named Executive Officer	2008 Annualized Base Salary ($)	2007 Annualized Base Salary ($)	Change ($)	% Change
Earl E. Congdon	499,980	448,500	51,480	11.5%
J. Wes Frye	297,024	199,940	97,084	48.6%
David S. Congdon	499,980	262,340	237,640	90.6%
John B. Yowell	350,012	222,560	127,452	57.3%
John R. Congdon	250,016	318,500	(68,484)	(21.5%)

Executive Profit Sharing Incentive Plan

Our named executive officers participate with certain other employees in our Executive Profit Sharing Incentive Plan, which has been in place for over 45 years. The XPS Plan is administered by the Compensation Committee. Participants are selected by the Compensation Committee, with input by senior management, to receive a monthly cash incentive payment based upon a fixed percentage, or participation factor, of our pre-tax income. The Compensation Committee approves the participation factors for our named executive officers and other key participants and monitors the compensation that is derived from the plan. The formula applied for each participant in the plan is shown below:

Monthly Income Before Taxes x Participation Factor = XPS Plan Monthly Payout

In our effort to move toward a more traditional balance between base salary and at risk cash compensation, we generally reduced the participation factors for our named executive officers in the XPS Plan, effective January 4, 2008, so that at risk performance-based cash compensation would average approximately 65% of total cash compensation for the group. The table below reflects each of our named executive officers’ XPS Plan participation factor as a percentage of income before tax:

Named Executive Officer	2008 XPS Plan Participation Factor (%)	2007 XPS Plan Participation Factor (%)	Change	% Change
Earl E. Congdon	1.04	1.90	(0.86)	(45.3%)
J. Wes Frye	0.28	0.35	(0.07)	(20.0%)
David S. Congdon	1.04	1.15	(0.11)	(9.6%)
John B.Yowell	0.68	0.50	0.18	36.0%
John R. Congdon	0.20	0.40	(0.20)	(50.0%)

As discussed above, the Compensation Committee also modified the XPS Plan to require a minimum threshold of profitability before a payout could be made to any of the participants. For 2008, our pre-tax profit margin for a month must exceed 2%, after including the impact of any potential XPS Plan incentive payments, before we can make XPS Plan payments for such month.

Phantom Stock Plan

The Old Dominion Freight Line, Inc. Phantom Stock Plan, adopted on May 16, 2005, provides a long-term retirement incentive for our named executive officers. While awards under this plan are discretionary, it has been our practice to award phantom stock annually during the first quarter of each year, beginning in 2006. All awards are recommended by our Compensation Committee and approved by our Board of Directors. Prior to granting any awards, the Compensation Committee developed a table to determine the amount of these awards, expressed as a percentage of annual base salary, in relation to our operating ratio for the previous fiscal year. This table was modified prior to the 2008 award as a result of the 2007 Compensation Consultant’s findings and the Compensation Committee’s conclusion that the long-term components of our compensation plan should be strengthened to remain competitive. As a result, the table was modified to allow awards when our operating ratio exceeds 91% and had no impact on the 2008 awards that would otherwise have been made under the original table, as shown below:

Operating Ratio	Phantom Stock Awards Granted in 2008 as a % of Annual Base Salary	Phantom Stock Awards Granted Prior to 2008 as a % of Annual Base Salary
Greater than 91%	20%	No award
90% to 91%	20%	20%
89% to 90%	30%	30%
88% to 89%	40%	40%
Less than 88%	50%	50%

On January 29, 2007, the Compensation Committee approved awards under the plan that were granted on February 12, 2007. As a result of an operating ratio of 89.8% for 2006, the number of phantom shares we awarded each named executive officer was equal to 30.0% of base salary at year-end 2006 divided by the average closing price of our common stock for the fourth, fifth and sixth trading day following the release of our fourth quarter 2006 earnings press release.

On February 11, 2008, the Compensation Committee approved awards under the plan that were granted on that same date. For 2007, our operating ratio was 90.7%, which resulted in each named executive officer receiving a number of phantom shares equal to 20% of their annual base salary on the date of the award divided by the average closing price of our common stock for the fourth, fifth and sixth trading day following the release of our fourth quarter 2007 earnings press release.

Phantom stock awards are generally subject to a five-year vesting period or the earlier to occur of the following: the date of a change of control in our ownership; the fifth anniversary of the grant date of the award, provided the named executive officer is employed by us on that date; the date of the named executive officer’s death while employed by us; the date of the named executive officer’s total disability; or the date the named executive officer attains the age of 65 while employed. Awards that are not vested upon termination of employment are forfeited. If termination occurs prior to attaining the age of 55, all vested and unvested awards are forfeited unless the termination results from death or total disability. Phantom stock awards are settled in cash after the required vesting period has been satisfied and upon termination of employment. Our named executive officers are each entitled to receive the fair market value of each share of phantom stock awarded on the settlement date, which is generally paid in 24 monthly installments. Because of the required vesting period and settlement provisions, this component of compensation generally rewards longevity and provides a retirement benefit to our named executive officers that is tied directly to shareholder value.

Nonqualified Deferred Compensation Plan

As noted above we do not provide a significant retirement plan for our named executive officers. While we offer a 401(k) plan and we make matching contributions to that plan, the limits on both employee contributions and our match prevent our named executive officers from saving an amount that we believe is adequate for their retirement or competitive with similarly-situated executives at other companies in our industry. As a result, we have provided an opportunity for our named executive officers to defer significant percentages of both their annual base salary and their monthly XPS Plan cash incentive payments pursuant to the 2006 Nonqualified Deferred Compensation Plan of Old Dominion Freight Line, Inc. as a means to fund their retirement. This plan is described in further detail on page 28 of this proxy statement.

By deferring income into the Nonqualified Deferred Compensation Plan, certain of our named executive officers have preserved our federal income tax deduction relating to such compensation. Section 162(m) of the Internal Revenue Code generally limits amounts that can be deducted for compensation paid to executives to $1 million, unless certain requirements are met. In December 2006, each of our named executive officers estimated their compensation for 2007 and voluntarily elected to defer the amount of compensation anticipated in excess of $1 million in 2007 into the Nonqualified Deferred Compensation Plan. As a result, only $119,392 of compensation for Earl E. Congdon and $23,834 of compensation for David S. Congdon was determined to be nondeductible in 2007. Although we prefer to deduct all compensation paid to our named executive officers, we may exceed the limits of deductibility in order to achieve our primary compensation objectives. We are asking our shareholders to approve the material terms of the Performance Incentive Plan in Proposal 2, which is described in further detail on page 34 of this proxy statement. If approved, the Company could deduct compensation paid from this performance based plan.

Employment Agreements

In 2004, based in part upon the analysis of our compensation and retention incentives conducted by AON in 2003, we decided to enter into employment agreements with our four most senior executives, each of whom is a named executive officer: Earl E. Congdon, our Executive Chairman of the Board; David S. Congdon, our President and Chief Executive Officer; John B. Yowell, our Executive Vice President and Chief Operating Officer; and John R. Congdon, our Senior Vice President. The factors supporting our decision were:

•

we did not have non-competition and non-solicitation agreements in place, which could have exposed us to increased competition in the event that one of these executives started a new LTL company or was hired by one of our competitors;

•

we wanted to provide long-term incentives to retain David S. Congdon and John B. Yowell, which we believe will help ensure the continuity of leadership upon retirement of Earl E. Congdon and John R. Congdon;

•	we wanted to provide protection to these executives in the event of a change in control of Old Dominion Freight Line, Inc.; and

•

these four employees were also major shareholders of our common stock and, without sufficient life insurance, a liquidation of shares to provide for estate taxes could result in a sudden and significant drop in the market for our common stock.

As a result, on May 17, 2004, we entered into employment agreements with each of these four most senior executives. Each agreement is tailored to address the competitive and financial exposures to both us and the employee as detailed above. Each separate agreement requires the executive to perform duties customarily performed by persons holding their respective positions and to perform other services and duties that we may reasonably assign. A more detailed discussion of the terms and provisions of these agreements is provided beginning on page 30 of this proxy statement.

We made no modifications to any of the employment agreements in 2007. However, the Compensation Committee, with the assistance of Hay Group, conducted a study of the employment agreements in 2007 and identified several amendments to the agreements that the Compensation Committee believes would be appropriate. The Compensation Committee and the executives have engaged in discussions concerning such amendments and expect to reach agreement on the amendments later in 2008.

Change of Control and Severance Considerations

On May 16, 2005, we adopted the Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives for eligible key executives, which generally includes all of our officers except for Earl E. Congdon, David S. Congdon, John B. Yowell and John R. Congdon, whose employment agreements provide for change of control and severance considerations. Under this plan, termination of a participant’s employment by us for any reason other than for cause, death or total disability, or by the participant for good reason occurring within 36 months following a change in control (as defined on page 31 of this proxy statement), entitles the participant to receive the following benefits: receipt of base salary through the last day of the month in which the termination date occurs; monthly termination compensation during a compensation continuance period; and continued participation in our welfare benefit plans until the earlier of the participant’s death or the last day of the compensation continuance period. The compensation continuance period is equal to 12 calendar months plus three additional calendar months for each year of service in excess of 10 years that has been completed by the participant as of the termination date, not to exceed 36 calendar months. Monthly termination compensation is one-twelfth of the participant’s annual base salary plus the average annual cash incentive earned during the three full calendar years preceding the termination date, provided the employee is terminated within 12 months of a change in control. If termination due to a change in control occurs within 13 to 24 months or within 25 to 36 months, the participant is entitled to two-thirds or one-third, respectively, of his monthly termination compensation over the compensation continuance period.

The employment agreements for each of Earl E. Congdon, David S. Congdon, John B. Yowell and John R. Congdon provide for post-employment benefits that result from a change in control, which is defined on page 30 of this proxy statement. We determined that, due to their age, the risk in loss of income to Earl E. Congdon and John R. Congdon in the event of a change of control was not as great as that risk to David S. Congdon and John B. Yowell and, therefore, less post-employment benefits were provided in their employment agreements. In the event of a change in control, each of Earl E. Congdon and John R. Congdon are entitled to receive a lump sum payment equal to three times their average annual total compensation for the five years preceding a change of control, less one dollar.

Under their current employment agreements, David S. Congdon and John B. Yowell are entitled to receive post-employment benefits upon termination for any reason except for cause. These post-employment benefits include: (i) their base salary through the last day of the month of termination; (ii) three years of annual compensation continuance, paid weekly, calculated by averaging the three years in the five-year period preceding termination that produces the highest average annual compensation; (iii) a lump sum special termination bonus equal to the amount of the highest annual bonus earned by the executive during any one of the three calendar years preceding termination; and (iv) participation at no cost to the executives and their families in our welfare benefit programs during the compensation continuance period, which includes health, dental, vision and life insurance programs as well as continuance in our non-qualified deferred compensation. These post-employment benefits are not predicated upon a change in control.

We believe that the Change of Control Severance Plan for Key Executives and the employment agreements provide a reasonable level of protection to our named executive officers in the event of a change in control of ownership of the Company. We also believe the post-employment benefits provided in the employment agreements for David S. Congdon and John B. Yowell are effective incentives for retaining these key executive officers, who we believe are critical to our continued success.

401(k) Retirement Plan

Our named executive officers may participate in our 401(k) retirement plan, which includes a matching provision that is based upon the participant’s contributions. We consider this match in our evaluation of overall compensation; however, we believe the maximum employee contribution and matching limits in our plan would not provide an adequate vehicle to fund our named executive officers’ retirement needs.

Other Benefits and Perquisites

Our named executive officers participate equitably, except as noted below, with all employees in our employee benefit plans, which include medical, dental, vision, long-term disability and group life insurance. Each named executive officer receives term life insurance benefits insuring his life for $300,000. In addition, the employment agreements with David S. Congdon and John B. Yowell provide for the reimbursement of premiums for term life insurance coverage up to $10,000,000. We also have endorsed $2,000,000 in death benefits to John R. Congdon’s spouse provided by two split-dollar life insurance contracts that we own. We believe the life insurance provided to these named executive officers offers some protection from a liquidation of stock that could cause a sudden and significant decline in the market for our common stock, which might occur upon their death in order to provide for estate taxes. Earl E. Congdon, at his own expense, has obtained additional life insurance benefits that we deem adequate in mitigating this risk; therefore, no additional life insurance benefits were provided to him.

We provide basic employee group health and dental coverage for all employees but charge a premium for dependent and family coverage. We have waived these premiums for our named executive officers.

The named executive officers, with the exception of J. Wes Frye and John R. Congdon, are provided the use of an automobile, which is paid by the Company. We have increased the annual base salary commensurately for Messrs. Frye and Congdon to compensate for the absence of this perquisite.

We allow Earl E. Congdon, David S. Congdon, John B. Yowell and John R. Congdon to each use our corporate aircraft for personal use. Each of these four named executive officers is also a related person and beneficially owns a significant amount of our common stock. In 2007, personal use of our corporate aircraft was approximately 10.5% of the total hours that our aircraft were utilized. The incremental cost for personal usage of our corporate aircraft is reflected for each of our named executive officers on page 25 of this proxy statement.

The employment agreements for Earl E. Congdon, David S. Congdon and John B. Yowell provide for additional perquisites. Each of these named executive officers is entitled to a special annual bonus equal to the amount necessary to pay all taxes applicable to income derived from the personal use of our corporate aircraft. The special annual bonus also provides for the payment of all taxes applicable to the income derived from the life insurance benefits in the employment agreements for David S. Congdon and John B. Yowell.

The employment agreements for Earl E. Congdon, David S. Congdon and John B. Yowell also provide for the payment of annual membership dues and initiation fees for memberships in private clubs in accordance with our practice prior to executing these employment agreements. We also utilize these club memberships for employee functions, vendor relations and customer events.

We believe the above perquisites, which are quantified for each named executive officer on page 25 of this proxy statement, are not a significant component of our overall compensation program.

As noted above the Compensation Committee, with the assistance of Hay Group, conducted a study of the employment agreements in 2007 and identified several amendments to the agreements that the Compensation Committee believes would be appropriate. The Compensation Committee and the executives have engaged in discussions concerning such amendments and expect to reach agreement on the amendments later in 2008.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors has reviewed and discussed the above Compensation Discussion and Analysis (the “CD&A”) required by Item 402(b) of Regulation S-K with our management. Based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in our annual report on Form 10-K for the year ended December 31, 2007 by incorporation by reference to this proxy statement.

Except for the annual report on Form 10-K described above, this Report of Compensation Committee is not incorporated by reference into any of our previous or future filings with the SEC, unless such filing explicitly incorporates this report.

The Compensation Committee,

Robert G. Culp, III, Chairman
Franz F. Holscher

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides an overview of 2007 and 2006 compensation earned by our Chief Executive Officer, Chief Financial Officer, and our three most highly compensated executive officers:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Earl E. Congdon Executive Chairman of the Board	2007 2006	445,860 439,740	129,817 86,616	2,200,094 2,258,402	205,771 108,048	2,981,542 2,892,806
J. Wes Frye Senior Vice President – Finance, Chief Financial Officer, Treasurer and Assistant Secretary	2007 2006	196,350 186,390	55,627 36,099	405,280 416,021	10,508 6,380	667,765 644,890
David S. Congdon President, Chief Executive Officer and Director	2007 2006	259,260 250,860	74,872 48,611	1,331,636 1,366,928	116,143 110,557	1,781,911 1,776,956
John B. Yowell Executive Vice President and Chief Operating Officer	2007 2006	219,810 210,810	63,437 40,325	578,971 594,316	98,467 60,386	960,685 905,837
John R. Congdon Senior Vice President and Vice Chairman of the Board	2007 2006	315,860 309,740	91,668 60,792	463,178 475,453	47,111 32,480	917,817 878,465

(1)	Awards were granted in 2007 pursuant to the provisions of the Old Dominion Freight Line, Inc. Phantom Stock Plan (the “Phantom Stock Plan”). These awards were based on fiscal year 2006 financial results and are included below in the Grants of Plan-Based Awards Table. Each named executive officer was awarded a number of phantom shares equal to 30.0% of base salary at year-end 2006 divided by the average closing price of our common stock for the three-day period commencing February 7, 2007 and ending February 9, 2007. The value of these awards in the table was determined by multiplying the number of phantom stock shares awarded to each named executive officer by the closing share price of $30.99 on the grant date of February 12, 2007, and assumes that all shares will vest based on the requirements of the Phantom Stock Plan. While we used 2006 financial results to determine these awards, awards under the Phantom Stock Plan are discretionary and are considered earned in the year granted. Additionally, our Compensation Committee considers the value of the grant as part of the compensation in the year of grant when evaluating compensation to our named executive officers.

(2)	Pursuant to our XPS Plan we pay monthly cash incentives to our named executive officers based upon our pre-tax income during the fiscal year. Cash incentives are generally paid in the month following the actual month earned; therefore, the table reflects only the incentives earned for each of the 12 months of 2007, regardless of when the incentive payment was actually made.

(3)	See “All Other Compensation” below for the amounts and descriptions of these components of compensation in 2007.

All Other Compensation

The allocation of 2007 “All Other Compensation” from the Summary Compensation Table is presented below:

Name	Personal Use of Corporate Aircraft ($)(1)	Life Insurance Premiums ($)(2)	Group Health Premiums ($)(3)	Personal Use of Corporate Automobile ($)(4)	Company Contributions to the 401(k) Plan ($)(5)	Club Memberships ($)(6)	Special Bonus ($)(7)	Total ($)
Earl E. Congdon	134,491	6,180	1,976	4,508	5,926	1,690	51,000	205,771
J. Wes Frye	—	1,980	2,600	—	5,928	—	—	10,508
David S. Congdon	40,923	20,375	2,600	8,658	6,295	6,165	31,127	116,143
John B. Yowell	8,091	39,840	2,600	9,193	6,666	4,735	27,342	98,467
John R. Congdon	16,931	22,260	1,976	—	5,944	—	—	47,111

(1)	For the purpose of this table, compensation for the personal use of the corporate aircraft is calculated using incremental variable costs per flight hour.

(2)	Includes the following: (i) the taxable excess group term-life insurance premiums under our group term life insurance policy for all employees; (ii) reimbursement of term-life premiums for policies up to $10,000,000 provided to David S. Congdon and John B. Yowell under their employment agreements that are further described in “Compensation Discussion and Analysis – Employment Agreements”; and (iii) the taxable benefit to John R. Congdon for our endorsement of $2,000,000 in death benefits to Mr. Congdon’s spouse under two split-dollar life insurance policies insuring the life of John R. Congdon.

(3)	We offer our employees a choice in group health and dental plans that vary by the level of benefits available and premiums paid by the employee. Employee premiums for our basic plans are waived for our named executive officers. If our named executive officers elect to enroll in plans with higher benefits and premiums, they are required to pay the difference in premiums between the basic plan and the more robust plan selected. The amount in the table reflects the group health and dental premiums waived for our named executive officers in 2007.

(4)	The amount reflected in the table for personal use of a Company automobile is calculated by allocating the fixed and variable costs of the vehicle over the percentage of personal versus total mileage driven.

(5)	Each of our named executive officers is eligible to participate in the Old Dominion 401(k) Employee Retirement Plan on the same basis as other employees. Employee contributions are limited to a percentage of their compensation, as defined in the plan. We guarantee a match of 30% of the first 6% of all employee contributions or a discretionary match of ten percent of net income, whichever is greater.

(6)	Club membership dues and initiation fees are provided for in the employment agreements with Earl E. Congdon, David S. Congdon and John B. Yowell, which are further described in “Compensation Discussion and Analysis – Employment Agreements”.

(7)	The special bonus consists of reimbursements for the payment of taxes on the personal use of Company aircraft and term-life insurance premiums reimbursed to the employee, both of which are pursuit to the employment contracts with each named executive officer, which are further described in “Compensation Discussion and Analysis – Employment Agreements”.

Grants of Plan-Based Awards

The following table provides information regarding plan-based awards made during fiscal 2007:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold	Target	Maximum
Earl E. Congdon	2/12/07	—	—	—	4,189	$129,817
J. Wes Frye	2/12/07	—	—	—	1,795	$55,627
David S. Congdon	2/12/07	—	—	—	2,416	$74,872
John B. Yowell	2/12/07	—	—	—	2,047	$63,437
John R. Congdon	2/12/07	—	—	—	2,958	$91,668

(1)	All payments made pursuant to the XPS Plan and relating to the 2007 fiscal year have been made and are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The XPS Plan remains in effect and monthly payments relating to the 2008 fiscal year will be made to our named executive officers based upon a fixed percentage of pre-tax income, subject to a minimum profitability threshold, as described in “Compensation Discussion and Analysis –- Executive Profit Sharing Incentive Plan”.

(2)	Shares of phantom stock awarded in 2007 were based upon our financial performance in fiscal year 2006. Each named executive officer was awarded shares of phantom stock equal to 30% of base salary at year-end 2006 divided by the average closing price of our common stock on the fourth, fifth and sixth days following our fourth quarter 2006 earnings press release. While we used 2006 financial results to determine these awards, awards under the Phantom Stock Plan are discretionary and are considered earned in the year granted. Additionally, our Compensation Committee considers the value of the grant as part of the compensation in the year of grant when evaluating compensation to our named executive officers. No shares of common stock will be issued pursuant to the Phantom Stock Plan, as the awards are settled in cash.

(3)	The grant date fair value of phantom stock shares is determined by the number of shares set forth above multiplied by the February 12, 2007 closing share price of $30.99.

Old Dominion Freight Line, Inc. Phantom Stock Plan

On May 16, 2005, our Board of Directors approved and we adopted the Old Dominion Freight Line, Inc. Phantom Stock Plan, which provides a long-term retirement incentive for our key executives that is tied directly to shareholder value. Each share of phantom stock awarded under this plan represents a contractual right to receive an amount in cash equal to the fair market value of a share of our common stock on the settlement date, to be paid out of our general funds. The maximum number of shares of phantom stock available for awards under the Phantom Stock Plan is 375,000, after adjusting for the three-for-two stock split on November 30, 2005, of which 101,702 shares have been awarded. No shares of common stock will be issued pursuant to the Phantom Stock Plan.

Generally, each award vests on the earlier to occur of the following: a change of control in our ownership; the fifth anniversary of the grant date of the award, provided the participant is employed on such date; the date of the participant’s death while employed; the date of the participant’s total disability;

or the date the participant attains the age of 65 while employed by us. The Phantom Stock Plan is discussed in more detail in the “Compensation Discussion and Analysis” section of this proxy statement.

Outstanding Awards at Fiscal Year-End

The following table displays the Phantom Stock Plan awards that have not vested at year-end 2007, due to the vesting requirements of the Phantom Stock Plan:

Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
J. Wes Frye	3,102	71,687
David S. Congdon	4,176	96,507
John B. Yowell	3,507	81,047

(1)	The vesting provisions of these phantom stock shares are described above under “Old Dominion Freight Line, Inc. Phantom Stock Plan”. No shares of common stock will be issued pursuant to the Phantom Stock Plan, as the awards are settled in cash.

(2)	The market value of phantom stock shares that have not vested at year-end 2007 for each named executive officer is determined by the number of shares set forth above multiplied by the December 31, 2007 closing share price of $23.11.

Stock Vested

The following table displays the Phantom Stock Plan awards that have vested at year-end 2007:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Earl E. Congdon	7,325	—
John R. Congdon	5,159	—

(1)	Both Earl E. Congdon and John R. Congdon have attained the age of 65 while employed with the Company and therefore, under the plan, have fully vested in all phantom shares awarded.

(2)	Participants are only entitled to receive cash amounts due for each vested share of phantom stock on the settlement date, which shall be made from the general funds of the Company. The settlement date is the earlier of: the date of the participant’s termination of employment on or after attaining age 55 for any reason other than death, total disability, or for cause; the date of the participant’s death while employed; or the date of the participant’s termination of employment as a result of total disability. The market values at year-end 2007 for the vested shares of Earl E. Congdon and John R. Congdon are $169,281 and $119,224, respectively, as determined using the number of shares set forth above multiplied by the December 31, 2007 closing share price of $23.11.

Nonqualified Deferred Compensation

The following table provides information regarding our named executive officers’ contributions to and earnings from our nonqualified deferred compensation plans in 2007:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Earl E. Congdon	1,650,071	—	143,970	—	3,525,464
J. Wes Frye	101,320	—	71,227	—	884,098
David S. Congdon	665,818	—	86,081	—	2,041,095
John B. Yowell	86,846	—	14,281	—	553,146
John R. Congdon	—	—	—	—	—

(1)	Contributions represent deferrals of salary and incentives for 2007. These amounts are included in the Salary and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table.

(2)	Aggregate earnings represent the earnings on the investment options selected by each named executive officer in 2007 in our deferred compensation plans. These earnings are not included in the Summary Compensation Table because they did not constitute above-market or preferential earnings.

2006 Nonqualified Deferred Compensation Plan of Old Dominion Freight Line, Inc.

Effective January 1, 2006, we adopted the 2006 Nonqualified Deferred Compensation Plan of Old Dominion Freight Line, Inc. (the “Deferred Compensation Plan”). The Deferred Compensation Plan was established to permit certain management employees of the Company, including each of the named executive officers, to defer receipt of current compensation. The Deferred Compensation Plan is an unfunded plan maintained primarily for the purpose of providing retirement benefits for eligible employees. Participating employees may elect to reduce their (i) regular base salary by a whole number percentage from three to fifty percent and/or (ii) XPS Plan incentive by a whole number percentage from five to seventy-five percent. The deferred amount is credited to the deferred compensation account we maintain for each participant. While not funded, each participant is allowed to select one or more investment options that mirror the actual performance of publicly traded funds. As of each March 31, June 30, September 30 and December 31, the deferred compensation account of each participant is adjusted to reflect gains and losses from their selected investment options in which the amount in the account is deemed invested. The total deferrals, plus the cumulative gains and losses on the investment options, are eligible for distribution from our general corporate funds. Distributions are generally made in the event of retirement, disability, death or other termination of service. Distributions also may be made upon the occurrence of certain other events, such as an unforeseeable emergency, or delayed under certain circumstances, such as when a distribution might violate the terms of a loan agreement to which the Company is a party. Payments are made from the Deferred Compensation Plan in a lump sum or in annual installments over a certain term, as elected by the participant.

Prior to the adoption of the Deferred Compensation Plan, we offered a similar plan allowing participating employees to defer receipt of regular base salary and/or cash incentive compensation. The deferral of wages earned subsequent to December 31, 2004 are no longer allowed under this plan, as it did not fully comply with Section 409A of the Internal Revenue Code of 1986, as amended. Gains and losses for this plan are determined in the same manner as for the Deferred Compensation Plan. Distributions are, and will be, handled in the same manner as described above.

Potential Payments Upon Termination or Change of Control

Below is a table of the amount of post-employment payments and benefits that would be provided to our named executive officers under the provisions of their employment agreements or the Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives assuming that the triggering event occurred at December 31, 2007. Such amounts would be paid from the general funds of the Company.

Name and Principal Position	Estimated Payout ($)
Earl E. Congdon (1)	6,351,686
J. Wes Frye (2)	1,719,552
David S. Congdon (3)	4,684,514
John B. Yowell (4)	2,762,924
John R. Congdon (1)	1,855,889

(1)	Amount payable pursuant to the named executive officer’s employment agreement is equal to one dollar less than three (3) times the executive’s average annual compensations, which includes base salary, cash incentives and other amounts included in gross income, for the prior five taxable years before the change in control. This estimated amount is payable in lump sum and due only if the executive’s employment is terminated within 12 months of a change of control. There would be no payment upon termination of employment for retirement, death, disability or for cause.

(2)	Amount payable pursuant to the Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives, which is equal to three times the sum of the executive’s base salary in effect at the termination date and the average of cash incentives paid in the preceding three full calendar years. This estimated amount is payable over the compensation continuance period on the normal payroll schedule for salaried employees and due only if the executive’s employment is terminated within 12 months of a change of control and is reduced to two-thirds of this amount if terminated within 13 to 24 months and one-third of this amount if terminated within 25 to 36 months of a change in control. There would be no payment upon termination of employment for retirement, death, disability or for cause.

(3)	Amount payable pursuant to the named executive officer’s employment agreement, which includes $3,265,889 payable under a three-year salary continuation provision on the normal payroll schedule for salaried employees and $1,418,625 payable in lump sum under a special termination bonus provision. The settlement provisions of this agreement are further described in “Compensation Discussion and Analysis – Employment Agreements”, but generally provide for the payment of this estimated amount at termination due to retirement, death, disability or a change of control. No payment would be made if termination resulted from cause.

(4)	Amount payable pursuant to the named executive officer’s employment agreement, which includes $2,122,216 payable under a three-year salary continuation provision on the normal payroll schedule for salaried employees and $640,708 payable in lump sum under a special termination bonus provision. The settlement provisions of this agreement are further described in “Compensation Discussion and Analysis – Employment Agreements”, but generally provide for the payment of this estimated amount at termination due to retirement, death, disability or a change of control. No payment would be made if termination resulted from cause.

Our named executive officers, or their beneficiaries, will also receive payments due to them at retirement, death or disability pursuant to our non-discriminatory 401(k) Retirement Plan and our nonqualified deferred compensation plans, for which the amounts due to each named executive officer are provided in the “Nonqualified Deferred Compensation” section on page 28 of this proxy statement.

Employment Agreements

On May 17, 2004, we entered into employment agreements with Earl E. Congdon, John R. Congdon, David S. Congdon and John B. Yowell. Each of these agreements was reviewed and approved by the Compensation Committee. Each separate agreement requires the executive to perform duties customarily performed by persons holding their respective positions and to perform other services and duties reasonably assigned from time to time by the Company or, with respect to the agreements with Earl E. Congdon and John R. Congdon, the Board of Directors.

Employment Agreements with Earl E. Congdon and John R. Congdon

The employment agreements with Earl E. Congdon and John R. Congdon provide for each executive to receive a base salary to be reviewed annually in accordance with standard payroll practices and procedures applicable to our executive officers, and both executives are entitled to participate in our XPS Plan. The Board may also award a discretionary bonus to be paid to each executive in the manner specified by the Board at the time any such bonus is approved; however, none were approved or paid in 2007. Earl E. Congdon is also entitled to (i) a special annual bonus equal to the amount necessary to pay all taxes applicable to income derived from the personal use of corporate aircraft (as well as any taxes on the special annual bonus itself); (ii) membership dues and initiation fees for membership in private clubs; and (iii) an automobile for personal and business use.

Each of the employment agreements provide for a term commencing June 1, 2004, and continuing until the earliest of (i) the death of the executive; (ii) written notice by either of the executives or us of a desire to terminate, subject to a 365-day notice requirement; (iii) termination for “cause”, which generally refers to termination resulting from (a) habitual intoxication that affects job performance; (b) conviction of felony theft, fraud or embezzlement; or (c) conviction of a felony involving moral turpitude; and (iv) termination resulting from total disability. The executive may terminate his employment and forego the 365-day notice requirement if the notice of termination is within 12 months of a change in control. Generally, a change in control is defined in the agreement to be either (i) the date any person or group of persons, excluding employee benefit plans, directly or indirectly becomes the beneficial owner of 20% or more of the combined voting power of the then outstanding shares of common stock; (ii) the date when individuals who at the beginning of any two-year period constitute the Board, plus new directors whose nomination or election was approved by two-thirds of the directors still in office at the beginning of the two-year period, cease for any reason during the two-year period to constitute at least two-thirds of the members of the Board; (iii) the date shareholders approve an equity transaction that would result in our voting securities immediately prior to the transaction to represent less than 60% of the combined voting power of our Company or a surviving entity immediately after the transaction; (iv) the date shareholders approve a plan of complete liquidation; (v) the date shareholders approve an agreement to dispose of substantially all of our assets; (vi) the date of a bankruptcy filing; or (vii) the date of any event that the Board determines to constitute a substantial threat to corporate policy or effectiveness.

If we terminate either executive’s employment or either executive voluntarily terminates through exercise of the 365-day notice exception described above, and such exercise occurs within 12 months of a change in control, the executive is entitled to receive a lump sum payment equal to three times the average annual compensation for the prior five taxable years before the change in control, less one dollar. If employment is terminated by the 365-day notice exception and does not occur within 12 months of a change in control, the executive is due only the compensation not paid through the termination date.

Each executive is also subject to a non-competition and non-solicitation clause, which covers the term of the executive’s employment plus the twenty-four month period following such executive’s termination of employment.

Employment Agreements with David S. Congdon and John B. Yowell

The employment agreements with David S. Congdon and John B. Yowell provides each executive with (i) a base salary; (ii) participation in the XPS Plan; (iii) reimbursement of life insurance premiums for term life coverage up to $10,000,000 in death benefits; (iv) an automobile for personal and business use; (v) the personal use of corporate aircraft; (vi) membership dues and initiation fees for membership in private clubs; (vii) a discretionary bonus as determined by the Board; and (viii) a special annual bonus equal to the amount necessary to pay all taxes applicable to income derived from the personal use of corporate aircraft and life insurance premium reimbursements.

Each of the agreements provide for a term commencing on June 1, 2004 and continuing until the earliest of (i) May 31, 2007, notwithstanding the provision to automatically extend the term as described below; (ii) the date of death of the executive; (iii) written notice by either the executive or us to terminate, subject to a 90-day notice requirement; (iv) the date of termination due to “cause”, which generally refers to termination resulting from (a) habitual intoxication that affects job performance; (b) conviction of felony theft, fraud or embezzlement; or (c) conviction of a felony involving moral turpitude; (v) the date the executive terminates his employment for good reason, which includes a breach of the employment contract, resignation due to a change in control (as defined in the description of the Employment Agreements with Earl E. Congdon and John R. Congdon), any reduction in the executive’s base salary, the dissolution or liquidation of a significant portion of our assets, the assignment of duties inconsistent with the executive’s position, exclusion from employee benefit plans, transfer of primary work location or substantially greater travel requirements; or (vi) the date of total disability. Unless written notification is provided by either of the executives or the Company, the term is automatically extended on the first day of each month for one additional calendar month, unless either of the executives or we desire to fix the term for a definite three-year period.

Upon termination due to our exercise of the 90-day notice exception, disability, good reason, the executive’s exercise of the 90-day notice exception after attaining the age of 65 or the expiration of a three-year term after being fixed by us, the executive is entitled to receive (i) his base salary through the last day of the month of termination; (ii) three years of annual compensation continuance, to be paid weekly, calculated by averaging the three years in the five-year period preceding termination that produces the highest average annual compensation; and (iii) a lump sum special termination bonus equal to the amount of the highest annual bonus earned by the executive during any one of the three calendar years preceding termination. During the compensation continuance period, we will pay the entire cost for the executives and their families to participate in our welfare benefit programs, which include health, dental, vision and life insurance programs, and the executives may continue to participate in our non-qualified deferred compensation plan.

Each executive is also subject to a non-competition and non-solicitation clause, which covers the term of the executive’s employment plus the twenty-four month period following such executive’s termination of employment.

Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives

On May 16, 2005, the Board approved and the Company immediately adopted the Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives (the “Severance Plan”) for eligible key executives as determined by the Committee (generally, a senior vice president or vice president). Under the Severance Plan, termination of a participant’s employment by the Company for any reason other than for cause, death or total disability, or by the participant for good reason occurring within 36 months following a change in control, entitles the participant to receive the following benefits: receipt of base salary through the last day of the month in which the termination date occurs; a monthly benefit equal to the participant’s monthly termination compensation, as defined in the Severance Plan, during the compensation continuance period; and continued participation in the Company welfare benefit plans until the earlier of the participant’s death or the last day of the calendar month in which the participant receives his final payment of termination compensation. The compensation continuance period is equal to 12 calendar months plus three additional calendar months for each year of service completed by the participant as of the termination date in excess of 10 years, not to exceed 36 calendar months.

Compensation of Directors

All fees earned by our Board of Directors for services performed in 2007, consisting of annual retainer fees and meeting fees, were paid in cash in 2007 as reflected in the table below:

Name	Fees Earned or Paid in Cash ($)	Total ($)
J. Paul Breitbach	64,500	64,500
John R. Congdon, Jr.	35,000	35,000
Robert G. Culp, III	62,000	62,000
John A. Ebeling	49,000	49,000
W. Chester Evans, III (1)	54,750	54,750
Franz F. Holscher	50,000	50,000

(1)	On October 15, 2007, Mr. Evans resigned from the Board of Directors and received no further compensation for his services after that date.

On July 31, 2006, the Board of Directors approved our current fee structure for outside directors, which was effective immediately. The annual retainers, for both the Board and its Committees, are paid ratably throughout the year at each of the four planned Board meetings. The current fee structure for directors is provided below:

	Board of Directors ($)	Audit Committee ($)	Compensation Committee ($)	Governance and Nomination Committee ($)
Annual Retainer, Chair	N/A	10,000	7,500	7,500
Annual Retainer - Member	27,500	5,000	3,000	3,000
Meeting Attendance Fee	1,500	1,500	1,500	1,500

There is no compensation provided for attendance at a telephonic meeting. All directors receive reimbursement of business expenses incurred as a director. Each of Earl E. Congdon, John R. Congdon and David S. Congdon, who are also our officers, receive no retainers or meeting fee compensation for Board services.

RELATED PERSON TRANSACTIONS

Family Relationships

Earl E. Congdon, the Executive Chairman of our Board of Directors, is the brother of John R. Congdon, the Vice Chairman of our Board of Directors, and is the father of David S. Congdon, our President and Chief Executive Officer. John B. Yowell, our Executive Vice President and Chief Operating Officer, is the son-in-law of Earl E. Congdon. John R. Congdon, Jr., a director, is the son of John R. Congdon. Earl E. Congdon, John B. Yowell and John R. Congdon may be deemed to each beneficially own more than 5% of our common stock.

Transactions with Old Dominion Truck Leasing, Inc.

Old Dominion Truck Leasing, Inc. (“Leasing”), a North Carolina corporation whose voting stock is owned by the Earl E. Congdon Intangibles Trust, David S. Congdon, Trustee; the John R. Congdon Revocable Trust; and members of Earl E. Congdon’s and John R. Congdon’s families, is primarily engaged in the business of leasing tractors, trailers and other vehicles. John R. Congdon is Chairman of the Board of Leasing, and Earl E. Congdon is Vice Chairman of the Board of Leasing. Since 1986, we have combined our requirements with Leasing for the purchase of tractors, trailers, equipment, parts, tires and fuel. We believe that the termination of this arrangement would not have a material adverse impact on our financial results.

In 2007, we charged Leasing $4,000 for vehicle repair, maintenance and other services we provide to Leasing at cost plus a negotiated markup.

We purchased $257,000 of maintenance and other services from Leasing in 2007. We believe that the prices we pay for such services are lower than those that would be charged by unaffiliated third parties for the same quality of work, and we intend to continue to purchase maintenance and other services from Leasing, provided that Leasing’s prices continue to be favorable to us.

We also paid Leasing $588,000 for leased equipment in 2007. This leased equipment was primarily utilized by our customers, who reimbursed us for the lease amount through a periodic billing process that included charges for additional services we provided to these customers.

Split-Dollar Life Insurance Policies

We are a party to two split-dollar life insurance contracts insuring the life of John R. Congdon. We have endorsed a total of $2,000,000 of the death benefits provided by these policies to Mr. Congdon’s spouse and the compensation to Mr. Congdon resulting from this transaction has been reported in the “All Other Compensation” column of the Summary Compensation Table in this proxy statement.

Audit Committee Approval and Related Person Transaction Policy

Each of the foregoing transactions or series of transactions was reviewed and approved by the Audit Committee of our Board of Directors during 2007. In considering whether to approve such transactions, the Audit Committee determined that they were fair to us and that the terms and conditions of the transactions were substantially the same as, or more favorable to us than, transactions that would be available from unaffiliated parties. Any extensions, modifications or renewals of the foregoing transactions, or any new transactions that involve us and a related party, must be approved by the Audit Committee and must be on terms no less favorable to us than the terms that could be obtained in a similar transaction with an unaffiliated party in accordance with our written Related Person Transactions Policy, which was adopted by the Board of Directors in April 2007.

Our Related Person Transactions Policy governs the procedures for review and consideration of all related person transactions involving the Company to help ensure that any such transactions are identified and given appropriate consideration. Generally, any transaction, arrangement or relationship with a related person, as defined by Item 404 of Regulation S-K under the Securities Exchange Act of 1934, in an amount exceeding $120,000 and in which the Company was or would be a participant, requires the approval of the Audit Committee or a majority of the disinterested members of the Board. In making such approval, the Audit Committee will consider all of the relevant facts and circumstances to ensure that the proposed transaction is in the best interest of the Company and our shareholders.

In conducting its review of any proposed related person transaction, the Audit Committee will consider all of the relevant facts and circumstances available to the Audit Committee, including but not limited to (i) the benefits to the Company; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the proposed related person transaction; and (v) the terms available to unrelated third parties or to employees generally in an arms-length negotiation. No member of the Audit Committee will participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

Notwithstanding the foregoing, the Audit Committee has adopted a special approval process for certain transactions that the Company has entered into and will likely continue entering into with Leasing. These transactions include the following four types of transactions with Leasing, which have been separately approved by the Audit Committee: (i) vehicle repair, maintenance and other services that the Company provides to Leasing in an amount not to exceed $120,000 in any period since the last review of services by the Audit Committee (“Type 1”); (ii) vehicle repair, maintenance and other services that Leasing provides to the Company in an amount not to exceed $120,000 in any period since the last review of services by the Audit Committee (“Type 2”); (iii) leases of dedicated equipment for specific customers, who reimburse us for the lease amount through a periodic billing process that includes charges for additional services we provide (“Type 3”); and (iv) combined purchasing with Leasing of tractors, trailers, equipment, parts, tires and fuel to obtain volume price discounts, subject to review by the Audit Committee no less frequently than quarterly to confirm that the combined purchasing arrangement continues to be in the best interests of the Company (“Type 4”). In the event of a Type 3 transaction and prior to providing leased equipment to the Company’s customers, the Company shall obtain a minimum of three bids from vendors approved by the customer. When Leasing is one of the vendors approved to submit bids, the Company shall disclose to the customer its affiliation with Leasing. Any Type 3 transaction in connection with which the Company receives commissions or other financial benefit from Leasing in an amount that, together with all other Type 3 transactions entered into since the last review of such transactions by the Audit Committee, exceeds $120,000 shall require the approval of the Audit Committee. With respect to each such transaction that is entered into or in conjunction with Leasing, the Audit Committee shall not approve such transaction unless it determines that such transaction is in the best interest of the Company and its shareholders and that the terms are at least as favorable as those that could be obtained in an arms-length negotiation.

In accordance with the Related Person Transactions Policy, the Audit Committee will also perform an annual review of previously approved related person transactions greater than $120,000 that remain ongoing and have a remaining term of more than six months. Based on the relevant facts and circumstances, the Audit Committee shall determine if it is in our best interest to continue, modify or terminate any ongoing transaction, arrangement or relationship.

PROPOSAL 2 – APPROVAL OF THE MATERIAL TERMS OF THE OLD DOMINION FREIGHT LINE,

INC. PERFORMANCE INCENTIVE PLAN

The Compensation Committee and the Board of Directors have approved the adoption of the Old Dominion Freight Line, Inc. Performance Incentive Plan (or the “PIP Plan”), subject to shareholder approval of the material terms of the PIP Plan at the annual meeting. The discussion that follows provides a summary of the material terms of the PIP Plan.

Background

We have historically provided cash incentive award opportunities to designated employees under our XPS Plan. The XPS Plan, which has been in effect for over 45 years, provides monthly cash incentives to the named executive officers and other selected employees based on attainment of specified performance goals. See “Compensation Discussion and Analysis” and “Executive Compensation – Summary Compensation Table,” above. The PIP Plan would replace and extend the general framework of the XPS Plan, but is intended to enable us to maximize Company deductions for compensation paid to certain employees under our cash incentive program.

Under Code Section 162(m) and related regulations, compensation in excess of $1,000,000 paid in any one year to a public corporation’s “covered employees” (generally, the principal executive officer and the three most highly compensated officers, other than the principal financial officer) who are employed by the corporation at year end will not be deductible for federal income tax purposes unless the compensation is considered “qualified performance-based compensation” under Code Section 162(m) (or another exemption is met). Code Section 162(m) and related regulations require that shareholders approve the material terms of the performance goals under which compensation may be paid under a plan in order for the qualified performance-based compensation deduction exception to be available. In an attempt to preserve, to the extent practicable, our ability to deduct compensation payable under the PIP Plan to covered employees, we are proposing that shareholders approve the material terms of the PIP Plan. The material terms subject to shareholder approval include: (i) the employees eligible to receive compensation; (ii) a description of the business criteria upon which the performance goal is based; and (iii) the formula used to calculate the amount of compensation to be paid, if the performance goal is met. These material terms are described below.

The effective date of the PIP Plan is January 1, 2009 and would continue until it is terminated or suspended by the Board of Directors.

The Compensation Committee intends to continue the XPS Program for 2008 (See “Compensation Discussion and Analysis,” above). In the event that the PIP Plan is not approved by the shareholders, the Compensation Committee intends to revisit our cash incentive structure for our named executive officers for 2009, although it is anticipated that any such incentive program would continue to be performance-based and to emphasize at-risk compensation.

Eligibility

Participants in the PIP Plan will be those employees of the Company who are selected or meet the guidelines set by the Compensation Committee. At this time, 63 employees are eligible and participate in the XPS Plan and we anticipate that generally the same levels of employees would participate in the PIP Plan. Participation in the XPS Plan has generally been limited to employees at the departmental director level or above (including the named executive officers). Non-employee service providers and non-employee directors are not eligible to participate.

Administration; Amendment and Termination

The PIP Plan will be administered by the Compensation Committee or a subcommittee of the Compensation Committee. To the extent required by Code Section 162(m), the Compensation Committee will be comprised of at least two members who are “outside directors” as defined under Code Section 162(m). The Compensation Committee will have the authority to take any action with respect to the PIP Plan, including but not limited to the authority to: (i) determine all matters related to awards, including selection of individuals to be granted awards and all other terms, conditions, restrictions and limitations of an award; and (ii) construe and interpret the PIP Plan and any related documents, establish and interpret rules and regulations for plan administration and make all other determinations necessary or advisable for administering the PIP Plan. The Compensation Committee may delegate authority to specified officers to grant awards and make other determinations with respect to such awards, but only with respect to matters which would not affect the deductibility under Code Section 162(m) of compensation paid to covered employees (and provided that such delegation is in accordance with applicable laws, rules and regulations).

The Board of Directors may amend, discontinue or terminate the PIP Plan in whole or in part at any time, subject to: (a) shareholder approval of any amendments if required by applicable laws, rules or regulations; and (b) participant consent if such action may adversely affect any award earned and payable under the plan at that time. However, the Board of Directors has unilateral authority to amend the PIP Plan and any award (without participant consent) to the extent necessary to comply with applicable laws, rules or regulations or changes to applicable laws, rules and regulations. The Compensation Committee has the authority to make adjustments to awards and performance objectives upon the occurrence of certain unusual or nonrecurring events or other similar circumstances, but does not have the discretion to increase the amount of an award payable under the PIP Plan to any participant who is a covered employee. In addition, the Compensation Committee’s authority to grant awards and authorize payments under the PIP Plan does not restrict its authority to grant compensation to employees under our Company compensation plans or programs.

Performance Objectives

Under the PIP Plan, cash incentive opportunities are based upon a participant’s fixed percentage, or “participation factor,” of our monthly income before tax and the effects, if any, of a change in accounting principles, extraordinary items or discontinued operations determined in accordance with U.S. generally accepted accounting principles and subject to a minimum threshold of profitability before any payouts may be made. This measurement, which we refer to as “IBT”, includes the impact of the expense related to the estimated payout of the cash incentive for the performance period. Although the PIP Plan’s performance factor is limited to IBT, the Compensation Committee retains discretion to determine from time to time, among other things, (i) the minimum level of profitability that must be met before payments may be made and (ii) the participation factor for each participant. Under the PIP Plan, these determinations will generally be made by the Compensation Committee before the beginning of the next plan year (that is, the calendar year), and, in any event, in accordance with Code Section 162(m) requirements applicable to covered employees. For 2008, under the existing XPS Plan, IBT for a month must exceed 2% of revenue from operations for such month, determined in accordance with U.S. generally accepted accounting principles and after including the impact of any potential incentive payments, before any incentive payments may be made. Although the Compensation Committee generally will establish the participation factors and minimum profitability threshold on an annual basis, the earning of cash incentives under the PIP Plan will be based on one-month performance periods.

Earning and Payment of Awards; Award Limitations

As soon as practicable after the end of each monthly performance period, the Company will determine if the performance goals were met and, if so, will calculate the incentive amount payable to each participant. The formula used to calculate each participant’s monthly incentive amount is as follows:

Monthly IBT x PIP Plan Participation Factor = PIP Plan Monthly Payout

The XPS Plan participation factors for our named executive officers for 2007 and 2008 are reflected in the table on page 19 of this proxy statement. The Compensation Committee has authority to change the PIP Plan participation factors for each participant; however, the maximum participation factor and, therefore, the maximum amount payable under the PIP Plan to each participant will not exceed 1.50% of IBT in each performance period. As a result, no participant will receive in excess of $15 for each $1,000 of IBT in a performance period. In addition, a limit of no more than 15% of IBT is available to be paid to the participants under the PIP Plan.

Cash incentives earned under the PIP Plan will be paid as soon as practicable following the end of the monthly performance period and determination of the amount of the award; provided, that, with respect to covered employees, the Compensation Committee (or a subcommittee) must certify to what extent the performance factors were met and the amount, if any, that was earned by each covered employee. In any event, amounts payable under the PIP Plan will be paid no later than 2- 1/ 2 months after the end of the taxable year in which the amount ceases to be subject to a substantial risk or forfeiture, or otherwise in accordance with Code Section 409A (discussed below).

The Compensation Committee has discretion to reduce, modify or eliminate the amount of an award otherwise earned and payable under the PIP Plan but does not have the discretion to increase the amount of an award payable under the PIP Plan to any participant who is a covered employee. We reserve the right to pay discretionary bonuses outside of the PIP Plan if it is determined that it is in our best interest to do so.

Effect of Termination and Other Events; Covenants; Offset and Recoupment

If a participant terminates employment before the end of the performance period, the participant will forfeit the incentive (and subsequent incentives) unless the Compensation Committee determines otherwise. However, the Compensation Committee retains discretion to determine whether awards will be paid or forfeited in the event of a participant’s termination of employment or other events; provided, however, that, with respect to covered employees, any such pro rata payment may only be made following the completion of the performance period and only if (and to the extent that) the incentives would have otherwise been earned by the covered employee. In addition, the Compensation Committee may require a participant to enter into non-competition, non-solicitation, confidentiality or other similar covenants as a condition to the grant of an award or receipt of payments under the PIP Plan. Further, we may reduce the amount of any payment otherwise payable to a participant under the PIP Plan by the amount of any obligation of the participant to us that is or becomes due and payable and any compensation payable to a participant under the PIP Plan will be subject to any recoupment, “clawback” or similar Company policy.

Transferability

Unless the Compensation Committee determines otherwise, awards and any other right under the PIP Plan may not be transferred, pledged or assigned, except by designation of a beneficiary or by will or the laws of intestate succession.

Certain Federal Income Tax Consequences

The following summary generally describes the principal U.S. federal (and not foreign, state or local) income tax consequences of awards granted under the PIP Plan as of the date of this proxy statement. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee or to us. The provisions of the Code and regulations thereunder relating to these matters are complicated and their impact in any one case may depend upon the particular circumstances.

In general, a participant in the PIP Plan will be taxed at ordinary income rates on any cash incentive in the year received. Generally, we will receive a federal income tax deduction corresponding to the amount included in the participant’s income (subject to compliance with the Code Section 162(m) requirements described herein). We will withhold any amounts required by any governmental authority to be withheld with respect to incentive payments.

Code Section 409A

Code Section 409A imposes certain requirements on compensation that is deemed under Code Section 409A to involve deferred compensation. Awards granted under the PIP Plan are designed to be exempt from (or comply with) Code Section 409A. However, if Code Section 409A is deemed to apply to the PIP Plan or any award, and the PIP Plan and award do not, when considered together, satisfy the requirements of Code Section 409A during a taxable year, the participant will have ordinary income in the year of non-compliance in the amount of all deferrals subject to Code Section 409A to the extent that the award is not subject to a substantial risk of forfeiture. The participant will be subject to an additional tax of 20% on all amounts includable in income and may also be subject to interest charges under Code Section 409A. Subject to Code Section 162(m) and certain reporting requirements, we will be entitled to an income tax deduction with respect to the amount of compensation includable as income to the participant. We have no responsibility to take, or to refrain from taking, any actions in order to achieve a certain tax result for any participant.

Performance-based Compensation — Section 162(m) Requirements

The PIP Plan is structured to comply with the requirements imposed by Code Section 162(m) and related regulations in order to preserve, to the extent practicable, our tax deduction for awards made under the PIP Plan to covered employees. As described above, Code Section 162(m) generally denies an employer a deduction for compensation paid to covered employees of a publicly held corporation in excess of $1,000,000 unless the compensation is exempt from the $1,000,000 limitation because it is performance-based compensation.

New Plan Benefits

As noted above, awards made under the PIP Plan are made at the Compensation Committee’s discretion and are based on attainment of performance goals. Since IBT is not known for future performance periods, it is not possible to determine at this time the exact amount of the awards that could be paid under the PIP Plan. The PIP Plan limits the maximum amount of IBT that can be paid in the aggregate to the participants to 15%, with no participant receiving more than 1.5%. The cash incentives that were paid to the named executive officers for fiscal years 2006 and 2007 under the XPS Plan are described above in the Summary Compensation Table.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE INCENTIVE PLAN.

PROPOSAL 3 – AMENDMENT TO THE OLD DOMINION FREIGHT LINE, INC. AMENDED AND

RESTATED BYLAWS TO INCREASE THE MAXIMUM NUMBER OF DIRECTORS WHO MAY SERVE

ON OUR BOARD OF DIRECTORS

Our Amended and Restated Bylaws (the “Bylaws”), as currently in effect, provide that the authorized number of directors of Old Dominion Freight Line, Inc. may range from five to nine. Under Article 3, Section 2 of the Bylaws, both the Board of Directors (the “Board”) and the shareholders are authorized to fix the exact number within this range. On October 29, 2007, the Board approved an amendment to the Bylaws to increase the maximum number of directors that may serve on the Board from nine to twelve, subject to compliance with Section 13.1-675(C) of the Virginia Stock Corporation Act, which requires shareholder approval to change the range for the size of the board of directors.

Pursuant to the Board’s proposed amendment, the first sentence of Article 3, Section 2 (“Number, Term and Qualification”) of the Bylaws would be amended to read as follows:

“The number of directors of the corporation shall be not less than five nor more than twelve individuals.”

The purpose of the proposed amendment is to increase the maximum number of directors who may serve on the Board. The proposed amendment does not immediately increase the current size of the Board or create vacancies on the Board. However, upon shareholder approval of the proposed amendment, the Board would be authorized, without obtaining additional shareholder approval, to increase the size of the Board to up to twelve directors and would be authorized to appoint one or more directors to fill the new position or positions created.

Our Board is currently at its maximum allowable size. The Board’s Governance and Nomination Committee, along with our entire Board, believes that it may be beneficial to add qualified individuals to the Board in the future, including (but not limited to) additional persons who satisfy the definition of “independent director,” as that term is defined by Rule 4200(a)(15) of The NASDAQ Stock Market LLC. By giving the Board the power to increase the maximum size of the Board beyond its current maximum size of nine, the proposed amendment would enhance our ability to attract additional qualified directors when and if available.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF AN AMENDMENT TO THE OLD DOMINION FREIGHT LINE, INC. AMENDED AND RESTATED BYLAWS TO INCREASE THE MAXIMUM NUMBER OF DIRECTORS WHO MAY SERVE ON OUR BOARD OF DIRECTORS.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FEES AND SERVICES

At its next scheduled meeting on May 28, 2008, the Audit Committee of the Board of Directors expects to select the independent registered public accounting firm to audit our financial statements and our internal control over financial reporting for the year ended December 31, 2008. Beginning in 2009, the Audit Committee plans to ask shareholders to annually ratify its selection of the independent registered public accounting firm. A representative of Ernst & Young LLP, which has served as our independent registered public accounting firm since 1994, is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to any appropriate questions.

Ernst & Young LLP charged the following fees for services relating to fiscal years 2007 and 2006:

	Fiscal 2007	Fiscal 2006
Audit Fees	$660,000	$627,000
Audit-Related Fees	—	—
Tax Fees	88,000	58,000
All Other Fees	—	—

Total	$748,000	$685,000

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audits of our financial statements for fiscal years 2007 and 2006, including fees associated with the reviews of our quarterly reports on Form 10-Q, and for services that are normally provided by the independent registered public accounting firm in connection with regulatory filings or engagements for the relevant fiscal years. Audit fees also include the aggregate fees billed for professional services rendered for the (i) attestation of management’s assessment of the effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act and related SEC rules, in 2006 and (ii) the audit of the Company’s internal control over financial reporting.

Audit-Related Fees. This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and which are not reported above under “Audit Fees”.

Tax Fees. This category includes the aggregate fees in each of the last two fiscal years for professional services rendered by the independent registered public accounting firm for tax compliance, tax planning and tax advice. Tax compliance includes the preparation of state and federal income tax returns. Tax planning and tax advice includes assistance with various tax accounting methods, analysis of various state filing positions and assistance in obtaining state and federal tax credits.

All Other Fees. This category includes the aggregate fees in each of the last two fiscal years for products and services provided by the independent registered public accounting firm that are not reported above under “Audit Fees”, “Audit-Related Fees” or “Tax Fees”.

Our engagement of Ernst & Young LLP in 2007 to provide these services described above was approved by the Audit Committee in accordance with our written pre-approval policy.

ANNUAL REPORT ON FORM 10-K

Shareholders may obtain a copy of our Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2007, without charge, from our web site, http://www.odfl.com, or by writing to J. Wes Frye, Senior Vice President – Finance, Chief Financial Officer, Treasurer and Assistant Secretary, Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360. Exhibits are not included, but copies of them may be obtained upon payment of copying charges.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers or other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or Annual Report to Shareholders may have been sent to multiple shareholders in the same household. We will promptly deliver a separate copy of either document to any shareholder upon request submitted in writing to the following address: Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360, Attention: J. Wes Frye, Senior Vice President – Finance, Chief Financial Officer, Treasurer and Assistant Secretary or by contacting us at (336) 889-5000. Any shareholder who wants to receive separate copies of the Annual Report to Shareholders and proxy statements in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact us at the above address or telephone number.

DEADLINE FOR SHAREHOLDER PROPOSALS

Any shareholder desiring to present a proposal for inclusion in the proxy statement to be acted upon at our 2009 Annual Meeting in accordance with Rule 14a-8 must ensure that the proposal is received by the Company at its principal executive offices no later than December 23, 2008.

In addition to any other applicable requirements, for business to be properly brought before the Annual Meeting by a shareholder, even if the proposal is not to be included in the Company’s proxy statement, our bylaws provide that the shareholder must give timely notice of such business in writing to the Secretary of the Company at least 60 days and not more than 90 days prior to the meeting, except that if public disclosure of the date of the meeting is given less than 70 days prior to the meeting, notice by the shareholder will be considered timely if received by the Secretary by the close of business on the 10th day after public disclosure of the date of the meeting. As to each item of business, the notice must contain (i) a brief description of the business to be brought before the meeting and the reasons therefore; (ii) the name and the address of record of the shareholder and the number of shares of the Company’s common stock owned of record or beneficially by the shareholder; and (iii) any material interest the shareholder has in the proposed business, other than in his or her capacity as a shareholder. If written notice is not timely given, the proposal will be considered untimely and the Company may exclude the proposal from consideration at the meeting. If the proposal is permitted to be considered at the meeting, the proxies appointed pursuant to the proxy cards will have discretionary authority to vote for or against the proposal even if the proposal was not discussed in the proxy statement.

By Order of the Board of Directors

Joel B. McCarty, Jr.
Secretary

Thomasville, North Carolina

April 22, 2008

ANNUAL MEETING OF SHAREHOLDERS OF

OLD DOMINION FREIGHT LINE, INC.

May 28, 2008

Please date, sign and mail your proxy card in the

envelope provided as soon as possible.

i		i
Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL PROPOSALS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

(1)	To elect nine directors to the Company’s Board of Directors for one-year terms and until their successors have been elected and qualified or until their death, resignation, removal or disqualification or until there is a decrease in the number of directors.	(2)	Approval of the Material Terms of the Old Dominion Freight Line, Inc. Performance Incentive Plan.	For ☐	Against ☐	Abstain ☐
		(3)	Amendment to the Old Dominion Freight Line, Inc. Amended and Restated Bylaws to Increase the Maximum Number of Directors Who May Serve on our Board of Directors From Nine to Twelve.	For ☐	Against ☐	Abstain ☐

☐	FOR ALL NOMINEES	NOMINEES:

☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	☐ Earl E. Congdon ☐ David S. Congdon ☐ John R. Congdon ☐ J. Paul Breitbach ☐ John R. Congdon, Jr. ☐ Robert G. Culp, III ☐ John A. Ebeling ☐ John D. Kasarda ☐ D. Michael Wray

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority to vote, as shown here: ●		IF NO SPECIFICATION IS MADE WITH RESPECT TO A MATTER WHERE A BALLOT IS PROVIDED, THIS PROXY WILL BE VOTED “FOR” SUCH MATTER.
Your shares should be represented at the meeting either in person or by your properly completed proxy. The meeting will be held Wednesday, May 28, 2008, at 10:00 a.m. Eastern Daylight Time, at the Executive Offices of Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	PLEASE SIGN AND SEND IN YOUR PROXY CARD

THE UNDERSIGNED HEREBY RATIFIES AND CONFIRMS ALL THAT SAID AGENTS, OR ANY OF THEM OR THEIR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF, AND ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING, THE ACCOMPANYING PROXY STATEMENT AND THE ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED DECEMBER 31, 2007.

Signature of Shareholder                                           Date:                              Signature of Shareholder                                               Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

OLD DOMINION FREIGHT LINE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE

VOTED AS SPECIFIED BY THE SHAREHOLDER.

The undersigned shareholder of Old Dominion Freight Line, Inc. designates Earl E. Congdon, John R. Congdon and Joel B. McCarty, Jr., and any of them, agents to vote the shares of the undersigned at the Annual Meeting of Shareholders, Wednesday, May 28, 2008, at 10:00 a.m. Eastern Daylight Time, and at any adjournment thereof, as follows:

Please sign the proxy printed on the other side and return it at once unless you expect to attend the meeting in person. The shares represented by this proxy will be voted in accordance with the instructions of the undersigned shareholder(s) when instructions are given in accordance with the procedures described herein and the accompanying proxy statement. This proxy, if duly executed and returned, will be voted “for” the proposals described herein if no instruction to the contrary is indicated. If any other business is presented at the meeting, this proxy will be voted in accordance with the best judgment of the agents named above.

(Continued on reverse side)